EXHIBIT 99.7
(Translation)
Security Code: 5001
January 5, 2010
To Shareholders with Voting Rights
Shinji Nishio
Representative Director, President
Nippon Oil Corporation
3-12, Nishi-Shimbashi 1-chome,
Minato-ku, Tokyo, Japan
NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
Dear Shareholder:
We would like to take this opportunity to thank you, as one of our shareholders, for your continued support of Nippon Oil Corporation (the “Company”).
You are hereby notified that the Extraordinary General Meeting of Shareholders of the Company will be held as described below. Accordingly, you are kindly invited to attend the meeting.
In the event that you are unable to attend, you may vote by using either of the following methods. Please review the Reference Materials for the General Meeting of Shareholders mentioned below, and exercise your voting right.
[Voting by voting card]
Please indicate your approval or disapproval of the proposals on the agenda on the enclosed voting card, and return the card to the Company. Voting cards must be received by the Company by 5:30 p.m. on Tuesday, January 26, 2010.
[Voting by electronic method (e.g., via the Internet)]
Please read the enclosed “How to Exercise Voting Rights by an Electronic Method (e.g., via the Internet)” below and enter your approval or disapproval of the proposals on the agenda by 5:30 p.m. on Tuesday, January 26, 2010.

Description

1.	Date and Time: Wednesday, January 27, 2010 at 10:00 a.m.

2.	Place:	Peacock Room, 2nd floor, Main Building Imperial Hotel Tokyo 1-1, Uchisaiwaicho 1-chome, Chiyoda-ku, Tokyo, Japan

(Please note that the venue is different from the place at which the Ordinary General Meeting of Shareholders was held last year.)

3.	Agenda

Matters to be Resolved:

First Proposal: Approval of Share Transfer Plan Second Proposal: Partial Amendment to the Articles of Incorporation

4.	Matters Concerning Exercise of Voting Rights
(1)	If a shareholder executes and submits the voting card without indicating his/her approval or disapproval of the proposals, it shall be deemed that he/she voted in favor of the proposals submitted by the Board of Directors.

(2)	If a shareholder exercises his/her voting right(s) more than once by returning the voting card and/or by electronic method (e.g., via the Internet) and gives conflicting votes, only the last vote received by the Company shall be deemed valid.

(3)	If a shareholder desires to exercise his/her voting right(s) by a proxy, such proxy shall also be a shareholder of the Company who is entitled to exercise voting right(s) at this Extraordinary General Meeting of Shareholders.

1.	If you attend the meeting in person, please submit the enclosed voting card to the reception desk at the meeting.

2.	In the event that the Reference Materials for the General Meeting of Shareholders described below needs to be corrected or amended, the revised information and data will be posted on the Company’s website (http://www.eneos.co.jp).

Reference Materials for General Meeting of Shareholders
Proposals and Reference Matters
First Proposal:      Approval of Share Transfer Plan
The Company and Nippon Mining Holdings, Inc. (“Nippon Mining”) reached an agreement with respect to the incorporation of a holding company (“JX Holdings, Inc.”) through a joint share transfer (the “Share Transfer”) and the full integration of businesses of both groups under the control of the holding company JX Holdings, Inc. Accordingly, the Company and Nippon Mining entered into a business integration agreement on October 30, 2009, and prepared a share transfer plan for the incorporation of JX Holdings, Inc. (the “Share Transfer Plan”).
The Company hereby places this proposal on the agenda and seeks the shareholders’ approval of the Share Transfer Plan. The reasons for conducting the Share Transfer, details of the Share Transfer Plan, and other matters relating to this proposal are stated as follows.
1. Reasons for conducting the Share Transfer
For the Company group and the Nippon Mining Holdings, Inc. group (the “Nippon Mining Group”), each engaging in the business relating to energy, resources and materials, properly addressing the various issues in an increasingly rapidly changing business environment and pursuing a sustainable growth toward the future are key common management issues.
In particular, in the petroleum refining and marketing business in Japan, because the demand for petroleum products will inevitably continue to decrease in the future, it is an urgent issue to reduce excessive refining capacity and to promote streamlining of and efficiency in the supply chains in general, thereby fundamentally strengthening cost competitiveness. In addition, in order to accelerate the development of new energy businesses such as fuel cells and photovoltaic power generation in anticipation of a low-carbon society, and to continue to develop the business of exploring resources such as petroleum and natural gas amidst an increasingly fierce competition for resources in the world, it is essential to further expand and strengthen the management base of both groups.
Since June 2006, the Company has maintained an alliance in the areas of petroleum exploration, refining, distribution, and others with Japan Energy Corporation, the company engaged in the petroleum refining and marketing business within the Nippon Mining Group. In order to stay ahead of future structural changes in the business environment and to be successful amidst intensifying competition, the Company and Nippon Mining, as close partners, determined that it would be most desirable for both companies to integrate their respective management resources beyond the existing alliance to rapidly progress under a new management philosophy, and thus agreed to conduct a full business integration of both groups.

In order to proceed with the business integration in a smooth and prompt manner, the Company and Nippon Mining will first incorporate the holding company JX Holdings, Inc. through a joint share transfer as of April 1, 2010, and then fully integrate and reorganize the businesses of both groups under the control of the holding company. Subsequently, as of July 1, 2010, each of the following core business companies will be established under JX Holdings, Inc.: “JX Nippon Oil & Energy Corporation,” conducting the petroleum refining and marketing business; “JX Nippon Oil & Gas Exploration Corporation;” conducting the oil and natural gas exploration business; and “JX Nippon Mining & Metals Corporation;” conducting the metals business.
After the business integration, the new integrated group (“JX Group”) will undertake comprehensive business restructuring with respect to its petroleum refining and marketing business, which would not have been possible without the business integration, so as to achieve synergies to improve profits and reduce losses at an early stage. Aiming to become one of the largest integrated energy, resources and materials industrial groups in the world having a petroleum refining and marketing business, an oil and natural gas exploration and production business, and a metals business, “JX Group” will develop and pursue aggressive strategies for global growth, with efforts focused on maximizing corporate value by prioritizing the allocation of management resources to operations offering the highest profitability.
The Company hopes that shareholders of the Company understand the purpose of the business integration and approve the Share Transfer Plan.
2. Description of Share Transfer Plan
Share Transfer Plan (Copy)
     Nippon Oil Corporation (“Nippon Oil”) and Nippon Mining Holdings, Inc. (“Nippon Mining”) hereby agree to conduct a joint share transfer and jointly prepare this share transfer plan (the “Plan”).

Article 1	(Share Transfer)
     In accordance with this Plan, Nippon Oil and Nippon Mining shall conduct a joint share transfer (the “Share Transfer”) in which all of the issued shares of Nippon Oil and Nippon Mining will be acquired by the newly established holding company (the “Holding Company”).

Article 2	(Purpose, corporate name, address of head office and total number of authorized shares of the Holding Company and any other matters specified by the Articles of Incorporation)
     Purpose, corporate name, address of head office and total number of authorized shares of the Holding Company shall be provided in the following items.

(1)	Purpose
     The purpose of the Holding Company shall be as described in Article 2 of the Articles of Incorporation attached hereto.
(2)	Corporate name
     The name of the Holding Company shall be “JX Holdings Kabushiki Kaisha,” and “JX Holdings, Inc.” in English.
(3)	Location of head office
     The location of the head office of the Holding Company shall be Chiyoda-ku, Tokyo and its address shall be 6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo.
(4)	Total number of authorized shares
     The total number of authorized shares issuable by the Holdings Company shall be 8,000,000,000.
2.	In addition to what is prescribed in the preceding paragraph, matters to be prescribed in the Articles of Incorporation of the Holdings Company are stipulated in the Articles of Incorporation attached hereto.

Article 3	(Names of directors, corporate auditors and accounting auditor of the Holding Company at the time of incorporation)
     Names of the directors of the Holding Company at the time of incorporation shall be as follows:
Shinji Nishio, Mitsunori Takahagi, Shigeo Hirai, Kiyonobu Sugiuchi, Yukio Yamagata, Kazuo, Kagami, Ichiro Uchijima, Junichi Kawada, Yasushi Kimura, Isao Matsushita, Makoto Koseki, Masanori Okada, Etsuhiko Shoyama, Juichi Takamura, Masahiro Sakata, Hiroshi Komiyama
2.	Names of the corporate auditors of the Holding Company at the time of incorporation shall be as follows:
     Fumio Ito, Hideo Tabuchi, Masao Fujii, Hidehiko Haru, Hiroyasu Watanabe, Mitsudo Urano
3.	Name of the accounting auditor of the Holding Company at the time of incorporation shall be as follows:
     Ernst & Young ShinNihon LLC.

Article 4	(The shares of common stock to be issued by the Holding Company upon the Share Transfer and the allotment of such shares)
     The number of shares of common stock of the Holding Company to be issued to the shareholders of Nippon Oil and Nippon Mining upon the Share Transfer in exchange for the shares of common stock of Nippon Oil or Nippon Mining shall be the total sum of the numbers set forth in the following items.
(1)	The number obtained by multiplying the total number of the issued shares of common stock of Nippon Oil at the end of the day immediately preceding the Date of Incorporation of the Holding Company (as defined in Article 6; the same shall apply hereinafter) by 1.07.

(2)	The number obtained by multiplying the total number of the issued shares of common stock of Nippon Mining at the end of the day immediately preceding the Date of Incorporation of the Holding Company by 1.00.
2.	Upon the Share Transfer, the Holding Company shall allot the shares of common stock of the Holding Company to the shareholders of Nippon Oil or Nippon Mining whose names appear on the latest registers of shareholders as of the day immediately preceding the Date of Incorporation of the Holding Company at the ratios set forth in the following items, respectively.
(1)	1.07 shares of common stock of the Holding Company per one (1) share of common stock of Nippon Oil to the shareholder of Nippon Oil.

(2)	1.00 shares of common stock of the Holding Company per one (1) share of common stock of Nippon Mining to the shareholder of Nippon Mining.
3.	In the calculations set forth in the preceding two paragraphs, if a fraction constituting less than one share of common stock will be allotted, it shall be handled in accordance with Article 234 of the Company Act and other applicable laws and regulations.

Article 5	(Matters regarding amount of capital and reserves of the Holding Company)
     The amount of capital and reserves of the Holding Company on the Date of Incorporation shall be as provided in each of the following items.
(1)	Amount of capital 100,000,000,000 yen

(2)	Amount of capital reserve 25,000,000,000 yen

(3)	Amount of retained earnings reserve 0 yen

Article 6	(The scheduled date of incorporation of the Holding Company)
     The scheduled date for the registration of incorporation of the Holding Company (the “Date of Incorporation”) shall be April 1, 2010; provided, however, that Nippon Oil and Nippon Mining may change such date, by consultation between them, if necessary, to proceed with the Share Transfer or for any other reason.

Article 7	(Management of corporate assets, etc.)
     From the preparation of this Plan until the Date of Incorporation of the Holding Company, Nippon Oil and Nippon Mining shall each conduct their respective businesses and manage and operate their respective assets with the due care required of a good manager, and any acts which may have a material influence on the assets and rights and obligations shall only be taken after consultation between the companies held in good faith.

Article 8	(Distribution of surplus)
     Nippon Oil may make a distribution of surplus up to 14,600,000,000 yen in total and 10 yen per one (1) share of common stock of Nippon Oil to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of September 30, 2009.
2.	Nippon Oil may make a distribution of surplus up to 11,800,000,000 yen in total and 8 yen per one (1) share of common stock of Nippon Oil to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of March 31, 2010.

3.	Nippon Mining may make a distribution of surplus up to 7,000,000,000 yen in total and 7.5 yen per one (1) share of common stock of Nippon Mining to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of September 30, 2009.

4.	Nippon Mining may make a distribution of surplus up to 7,000,000,000 yen in total and 7.5 yen per one (1) share of common stock of Nippon Mining to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of March 31, 2010.

5.	Nippon Oil and Nippon Mining shall not pass any resolution for distribution of surplus to set the record date for a payment of dividends to the day on and prior to the Date of Incorporation after the preparation of this Plan except for as set forth in each of the preceding paragraphs.

Article 9	(Change of terms and conditions of the Share Transfer, and termination of the Share Transfer)
     Nippon Oil and Nippon Mining may change the terms and conditions of the Share Transfer and other matters prescribed in the Plan or cease the Share Transfer by mutual consent upon mutual consultation in good faith in cases where the assets or the financial health of Nippon Oil or Nippon Mining have materially changed or in cases where circumstances that significantly impede the execution of the Share Transfer occur, or it becomes clear that they will occur, or any other circumstances that it is found to be extremely difficult to achieve the purpose of the Share Transfer, during the period from the preparation of this Plan to the Date of Incorporation of the Company.

Article 10	(Effectiveness of this Plan)

This Plan shall cease to be effective,
(1)	if either Nippon Oil or Nippon Mining does not obtain shareholders’ approval for this Plan at its general meeting of shareholders, or

(2)	if either Nippon Oil or Nippon Mining does not obtain statutory approvals, etc. necessary for the Share Transfer from the relevant governmental authorities, etc.

Article 11	(Matters to be consulted in good faith)
     With respect to any matter not set forth in this Plan or any uncertainties regarding the interpretation of any provision in this Plan, Nippon Oil and Nippon Mining shall, in each case, settle such matters upon mutual consultation in good faith.

     IN WITNESS WHEREOF, Nippon Oil and Nippon Mining hereto have executed this Plan in duplicate by placing their respective signatures and seals thereon, and each party shall keep one original.
October 30, 2009

3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo
Nippon Oil	Nippon Oil Corporation
Representative Director and President Shinji Nishio

10-1, Toranomon 2-chome, Minato-ku, Tokyo
Nippon Mining	Nippon Mining Holdings, Inc.
President and Chief Executive Officer Mitsunori Takahagi

Attachment
ARTICLES OF INCORPORATION
of
JX Holdings, Kabushiki Kaisha
CHAPTER I –            GENERAL PROVISIONS
(CORPORATE NAME)

ARTICLE 1 –	The name of the Company shall be JX Holdings, Kabushiki Kaisha, and in English JX Holdings, Inc..

(PURPOSES)

ARTICLE 2 –	The purposes of the Company shall be, by means of holding shares, to manage and control companies engaged in the following businesses and to conduct any other business incidental to such purpose:
(1)	To explore, develop, recover, refine, process, store, purchase and sell and transport petroleum, natural gas and other energy resources and by-products thereof;

(2)	To manufacture, process, purchase and sell petrochemical products and other chemical products;

(3)	To supply electricity;

(4)	To develop, manufacture, purchase and sell fuel cells, solar cells, electric storage devices, cogeneration systems and other distributed energy systems;

(5)	To develop, manufacture, purchase and sell biotechnology-related products;

(6)	To purchase and sell automobiles and automotive supplies and to service and repair automobiles;

(7)	To explore, develop, recover, refine, process, store, purchase and sell and transport metal and other mineral resources and by-products thereof;

(8)	To process metal and to manufacture, purchase and sell electronic materials and the raw materials thereof;

(9)	To engage in the resource recycling business, soil cleanup business and waste disposal business;

(10)	To purchase and sell and lease, whether as lessor or lessee or both, real estate and to act as intermediaries or administrators of real estate;

(11)	To engage in the financing business and to act as casualty insurance agent and life insurance broker;

(12)	To undertake development, sales and purchase, lease and operation of computer system and software, and to provide information services;

(13)	To contract combined and facility engineering work;

(14)	To engage in the transportation business;

(15)	To manufacture, purchase and sell general machinery and instrument, electrical machinery and instrument, and precision machinery and instrument;

(16)	To engage in non-destructive inspection business, staffing business, environmental assessment business, travel business and travel agency business;

(17)	To manage athletic facilities;

(18)	To purchase and sell daily commodities;

(19)	To do any and all other businesses incidental or relating to any of the foregoing items.
2.	The Company may conduct any business stipulated in each items of the preceding paragraph.
(LOCATION OF HEAD OFFICE)

ARTICLE 3 –	The head office of the Company shall be located in Chiyoda-ku, Tokyo.
(CORPORATE BODIES)

ARTICLE 4 –	The Company shall have the following organizations in addition to the general meeting of shareholders and directors:
(1)	Board of Directors

(2)	Executive Officers

(3)	Corporate Auditors

(4)	Board of Corporate Auditors

(5)	Accounting Auditors
(METHOD OF PUBLIC NOTICE)

ARTICLE 5 –	Public notices of the Company shall be given electronically; provided, however, that in the event the Company is unable to give electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be given in the Nihon Keizai Shimbun newspaper.
CHAPTER II –      SHARES
(TOTAL NUMBER OF AUTHORIZED SHARES)

ARTICLE 6 –	The total number of authorized shares issuable by the Company shall be eight (8) billion.
(ACQUISITION OF THE COMPANY’S OWN SHARES)

ARTICLE 7 –	The Company may, by a resolution of the Board of Directors, acquire its own shares pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.
(NUMBER OF SHARES CONSTITUTING ONE UNIT OF SHARES)

ARTICLE 8 –	The number of shares constituting one unit of shares of the Company shall be one hundred (100).
(RIGHTS PERTAINING TO SHARES OF LESS THAN ONE UNIT)

ARTICLE 9 –	A shareholder of the Company is not entitled to exercise any right with respect to shares constituting less than one unit held by such shareholder except for any of the following rights:
1.	Rights stipulated in each item of Article 189, Paragraph 2 of the Companies Act;

2.	Right to allotment of offered shares and offered stock acquisition rights, in proportion to the number of shares held by the shareholder; and

3.	Right to demand sale of additional shares constituting less than one unit as provided in the following Article.
(DEMAND FOR SALE OF SHARES BY SHAREHOLDERS HOLDING SHARES CONSTITUTING LESS THAN ONE UNIT)

ARTICLE 10 –	Shareholders of the Company may, pursuant to the Share Handling Regulations set forth in Article 12 hereof, demand that the Company sell to the shareholder a number of shares that, together with shares constituting less than one unit held by the shareholder will constitute one unit.
(SHAREHOLDER REGISTER ADMINISTRATOR)

ARTICLE 11 –	The Company shall have an administrator of the Shareholder Register for share administration.
2.	The Company shall, by a resolution of the Board of Directors, appoint an administrator of the Shareholder Register and designate the place to perform his duties as such, and the Company shall give public notice of such appointment and designation.

3.	All administration services relating to the Register of Shareholders and the ledger of stock acquisition rights of the Company (hereinafter collectively referred to as “Register of Shareholders, etc.”) including but not limited to preparation and keeping of the Register of Shareholders, etc. shall not be performed by the Company but shall be delegated to the administrator of the Shareholder Register.
(SHARE HANDLING REGULATIONS)

ARTICLE 12 –	All share administration procedures and the fees thereof shall be subject to the Share Handling Regulations determined by a resolution of the Board of Directors, except as provided by laws, ordinances or this Articles of Incorporation.
CHAPTER III –      GENERAL MEETING OF SHAREHOLDERS
(CONVENING)

ARTICLE 13 –	An Ordinary General Meeting of Shareholders shall be convened within three (3) months after the end of each fiscal year and an Extraordinary General Meeting of Shareholders may be convened whenever necessary.
(RECORD DATE OF ORDINARY GENERAL MEETING OF SHAREHOLDERS)

ARTICLE 14 –	The record date of the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year. The Company shall deem shareholders whose names are recorded in the Register of Shareholders on March 31 of each fiscal year to be the shareholders entitled to exercise their voting rights at the Ordinary General Meeting of Shareholders.
(ELECTRONIC DISCLOSURE OF REFERENCE MATERIAL FOR THE GENERAL MEETING OF SHAREHOLDERS, ETC. AND DEEMED PROVISION)

ARTICLE 15 –	The Company may, at the time of convocation of a General Meeting of Shareholders, deem to have provided shareholders with the Reference Material for the General Meeting of Shareholders, business reports, non-consolidated and consolidated financial documents (hereinafter collectively referred to as “Reference Material for the General Meeting of Shareholders, etc.”) by disclosing information with respect to matters which shall be stated or indicated in Reference Material for the General Meeting of Shareholders, etc. to shareholders through electronic means as provided for in the ordinances of the Ministry of Justice.

(CHAIRMAN)

ARTICLE 16 –	The President shall act as Chairman at the General Meetings of Shareholders. If the President is unable to act as Chairman at a General Meeting of Shareholders, a Director shall act in his or her place in accordance with the order determined in advance by a resolution of the Board of Directors.
(ADOPTION OF RESOLUTIONS)

ARTICLE 17 –	All resolutions at a General Meeting of Shareholders shall be adopted by a majority of the voting rights held by the shareholders present who are entitled to exercise voting rights.
2.	Notwithstanding the foregoing paragraph, resolutions to be adopted at a General Meeting of Shareholders pursuant to each item of Article 309, Paragraph 2 of the Companies Act shall be adopted by no less than two thirds (2/3) of the voting rights held by the shareholders present at the meeting, at which no less than one third (1/3) of the voting rights of all shareholders entitled to exercise voting rights are present.
(EXERCISE OF VOTING RIGHTS BY PROXY)

ARTICLE 18 –	A shareholder may exercise his or her voting right(s) by appointing one (1) person to serve as a proxy who shall be a shareholder of the Company entitled to exercise voting right(s).
(MINUTES)

ARTICLE 19 –	Minutes shall be prepared at each General Meeting of Shareholders as provided for in the ordinances of the Ministry of Justice.
CHAPTER IV – DIRECTORS, BOARD OF DIRECTORS AND EXECUTIVE
OFFICERS
(NUMBER AND ELECTION OF DIRECTORS)

ARTICLE 20 –	The Company shall have no more than twenty (20) Directors, who shall be elected by a resolution of a General Meeting of Shareholders.
2.	Resolutions to elect Directors shall be adopted by a majority vote of the shareholders present at the General Meeting of Shareholders where the shareholders holding one third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

3.	Cumulative voting shall not be used in adapting a resolution for election of Directors.

(TERM OF OFFICE OF DIRECTORS)

ARTICLE 21 –	The term of office of a Director shall expire at the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within one (1) year after his or her appointment.
2.	The term of office of a Director elected to increase the number of Directors or fill the vacancy of the Board created by earlier termination of a Director shall be the remainder of the term of office of the other Directors.
(REMUNERATION, ETC. OF DIRECTORS)

ARTICLE 22 –	Remuneration, bonuses and other financial benefits of Directors received from the Company in consideration for the execution of the duties, (hereinafter referred to as “Remunerations, etc.”) shall be determined by a resolution of a General Meeting of Shareholders.
(AGREEMENT LIMITING LIABILITY OF OUTSIDE DIRECTORS)

ARTICLE 23 –	Pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with outside directors to limit their liabilities under Article 423, paragraph 1 of the Companies Act to the amount provided by laws and ordinances.
(CONVOCATION OF MEETINGS OF THE BOARD OF DIRECTORS)

ARTICLE 24 –	Notice of a Meeting of the Board of Directors shall be given to each Director and Corporate Auditor at least three (3) days before the day of the Meeting; provided, however, that in case of emergency such notice period may be shortened.
(REPRESENTATIVE DIRECTORS AND DIRECTORS WITH SPECIAL TITLES)

ARTICLE 25 –	Representative Directors of the Company shall be appointed by a resolution of the Board of Directors.
2.	The Board of Directors may, by resolution, appoint one (1) President, and one (1) Chairman and one (1) Vice Chairman of the Board of Directors.
(REGULATIONS OF THE BOARD OF DIRECTORS)

ARTICLE 26 –	Except as provided by laws, ordinances or this Articles of Incorporation, the Board of Directors shall be administered in accordance with the Regulations of the Board of Directors which shall be adopted by a resolution of the Board of Directors.
(DEEMED ADOPTION OF A RESOLUTION OF THE BOARD OF DIRECTORS)

ARTICLE 27 –	If a Director makes a proposal on any agenda item at the Board of Directors and all Directors who are authorized to participate in the voting on such agenda item unanimously agree to his or her proposal in writing or by electromagnetic records, the Company shall deem that such proposal is adopted by a resolution at a meeting of the Board of Directors unless one (1) or more Corporate Auditors object.
(EXECUTIVE OFFICERS AND EXECUTIVE OFFICERS WITH SPECIAL TITLES)

ARTICLE 28 –	The Company shall elect Executive Officers by a resolution of the Board of Directors.
2.	The Board of Directors may, by resolution, appoint one (1) President and Executive Officer, and several Executive Vice Presidents, Senior Executive Officers and Senior Vice Presidents.
(REGULATIONS FOR EXECUTIVE OFFICERS)

ARTICLE 29 –	Responsibilities, obligations and other matters of Executive Officers shall be administered in accordance with the Regulations for Executive Officers which shall be adopted by a resolution of the Board of Directors.
CHAPTER V –      CORPORATE AUDITORS, BOARD OF CORPORATE
AUDITORS AND ACCOUNTING AUDITORS
(NUMBER AND ELECTION OF CORPORATE AUDITORS)

ARTICLE 30 –	The Company shall have no more than eight (8) Corporate Auditors, who shall be elected by a resolution of a General Meeting of Shareholders.
2.	Resolutions to elect Corporate Auditors shall be adopted by a majority vote of the shareholders present at the General Meeting of Shareholders where the shareholders holding one third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.
(TERM OF OFFICE OF CORPORATE AUDITORS)

ARTICLE 31 –	The term of office of a Corporate Auditor shall expire at the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within four (4) years after his or her appointment.
2.	The term of office of a Corporate Auditor elected to fill the vacancy created by earlier termination of a Corporate Auditor shall be the remainder of the term of office of the Corporate Auditor being replaced.
(REMUNERATIONS, ETC. OF CORPORATE AUDITORS)

ARTICLE 32 –	Remunerations, etc. of Corporate Auditors shall be determined by resolution of a General Meeting of Shareholders.

(AGREEMENT LIMITING LIABILITIES OF OUTSIDE CORPORATE AUDITORS)

ARTICLE 33 –	Pursuant to the provision of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with an outside Corporate Auditor to limit their liabilities under Article 423, paragraph 1, of the Companies Act to the amount required by laws and ordinances.
(CONVOCATION OF MEETINGS OF THE BOARD OF CORPORATE AUDITORS)

ARTICLE 34 –	Notice of a Meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor at least three (3) days prior to the date of the Meeting; provided, however, that in case of emergency such notice period may be shortened.
(STANDING CORPORATE AUDITOR)

ARTICLE 35 –	Standing Corporate Auditor(s) shall be appointed among Corporate Auditors by a resolution of the Board of Corporate Auditors.
(REGULATIONS OF THE BOARD OF CORPORATE AUDITORS)

ARTICLE 36 –	Except as provided by laws, ordinances or this Articles of Incorporation, the Board of Corporate Auditors shall be administered in accordance with the Regulations of the Board of Corporate Auditors which shall be adopted by a resolution of the Board of Corporate Auditors.
(ESTABLISHMENT AND ELECTION OF ACCOUNTING AUDITORS)

ARTICLE 37 –	The Company shall elect Accounting Auditors by a resolution of a General Meeting of Shareholders.
CHAPTER VI –      ACCOUNTING
(FISCAL YEAR)

ARTICLE 38 –	The fiscal year of the Company shall begin on April 1 of each year and end on March 31 of the following year.
(YEAR - END DIVIDENDS)

ARTICLE 39 –	The record date of year-end dividends shall be March 31 of each year. The Company may, by a resolution of the General Meeting of Shareholders, declare and distribute surplus in any year as year-end dividends to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on the record date each year.

(INTERIM DIVIDENDS)

ARTICLE 40 –	The record date of interim dividends shall be September 30 of each year. The Company may, by a resolution of the Board of Directors, declare and distribute surplus in any year as interim dividends pursuant to the provisions of Article 454, paragraph 5 of the Companies Act to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on the record date of that year.
(NEGATIVE PRESCRIPTION)

ARTICLE 41 –	The Company shall be released from its obligation to pay any cash dividends which remain unclaimed for a period of three (3) years or more from the first payable date.
CHAPTER VII –      SUPPLEMENTAL PROVISION
(INITIAL REMUNERATIONS, ETC. OF DIRECTORS AND CORPORATE AUDITORS)

ARTICLE 42 –	Notwithstanding Article 22 and Article 32 hereof, the Remunerations, etc. of the Company’s Directors and Corporate Auditors for the period from the establishment of the Company to the first Ordinary General Meeting of Shareholders shall be as follows:
(1)	The total amount of Remunerations, etc. of the Company’s Directors shall be no more than 1.1 billion yen per one (1) fiscal year; provided, however, that such amount shall not include the compensation and bonus to be paid as employee if a Director serves concurrently as an employee; and

(2)	The total amount of Remunerations, etc. of the Company’s Corporate Auditors shall be no more than 200 million yen per one (1) fiscal year.
(DELETION OF SUPPLEMENTAL PROVISION)

ARTICLE 43 –	This Supplemental provision shall be deleted as of the close of the first Ordinary General Meeting of Shareholders.

3.	Appropriateness of matters set forth in Article 773, Paragraph 1, Items 5 and 6 of the Companies Act
(1)	The number of shares of common stock of JX Holdings, Inc. to be issued to the shareholders of the Company and Nippon Mining upon the Share Transfer in exchange for shares of common stock of the Company or Nippon Mining shall be the total sum of the numbers set forth in (a) and (b) below. If a fraction constituting less than one share would be allotted, it shall be handled in accordance with Article 234 of the Companies Act and other applicable laws and regulations.
(a)	The number obtained by multiplying the total number of the issued shares of common stock of the Company at the end of the day immediately preceding the date of incorporation of JX Holdings, Inc. by 1.07; and

(b)	The number obtained by multiplying the total number of the issued shares of common stock of Nippon Mining at the end of the day immediately preceding the date of incorporation of JX Holdings, Inc. by 1.00.
(Article 4, Paragraphs 1 and 3 of the Share Transfer Plan)
(2)	The shares set forth in (1) above shall be allotted to the shareholders of the Company and Nippon Mining as follows. If a fraction constituting less than one share would be allotted, it shall be handled in accordance with Article 234 of the Companies Act and other applicable laws and regulations.
(a)	1.07 shares of common stock of JX Holdings, Inc. shall be allotted to the shareholders of the Company for each share of common stock of the Company that they hold; and

(b)	1.00 share of common stock of JX Holdings, Inc. shall be allotted to the shareholders of Nippon Mining for each share of common stock of Nippon Mining that they hold.
(Article 4, Paragraphs 2 and 3 of the Share Transfer Plan)
(3)	Appropriateness of matters set forth in (1) and (2) above is as follows:

In order to support the fairness of the exchange ratio of the shares of common stock of JX Holdings, Inc. to be issued to the shareholders of the Company and Nippon Mining upon the Share Transfer (the “Exchange Ratio”), the Company appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”), J.P. Morgan Securities Japan Co., Ltd. (“J.P. Morgan”), and Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisors, and requested them to perform financial analyses with respect to the Exchange Ratio.

In order to support the fairness of the Exchange Ratio, Nippon Mining appointed UBS Securities Japan Ltd (“UBS”), Merrill Lynch Japan Securities Co., Ltd. (“BofA Merrill Lynch”), and Daiwa Securities

SMBC Co., Ltd. ( “Daiwa SMBC”) as its financial advisors, and requested them to perform financial analyses with respect to the Exchange Ratio.

Upon the Company’s request, Mizuho Securities performed an analysis of historical share prices, a comparable companies analysis, a discounted cash flow analysis, a premiums paid analysis, and a contribution analysis, and the Company received a valuation of the Exchange Ratio showing the results of the analyses thereof. The results of each analysis performed by Mizuho Securities are as follows:

Range of
	Method	Exchange Ratio
(i)	Analysis of Historical Share Prices	1.10 — 1.13
(ii)	Comparable Companies Analysis	0.84 — 1.11
(iii)	Discounted Cash Flow Analysis	0.65 — 1.13
(vi)	Premiums Paid Analysis	1.01 — 1.11
(v)	Contribution Analysis	0.78 — 1.23
Upon the Company’s request, J.P. Morgan performed an average share price analysis, a public trading multiples analysis based on publicly available information of the Company and Nippon Mining, and an SOTP (sum-of-the-parts) analysis that primarily involved DCF (discounted cash flow) analysis based on the financial projections for the Company and Nippon Mining prepared by the management of the Company and Nippon Mining, respectively and the Company received a valuation report of the Exchange Ratio showing the results of the analyses. The results of each analysis conducted by J.P. Morgan are as follows:

Range of
	Method	Exchange Ratio
(i)	Average Share Price Analysis	1.10 — 1.13
(ii)	Public Trading Multiples Analysis	0.88 — 1.12
(iii)	SOTP Analysis	0.89 — 1.04
Upon the Company’s request, Nomura Securities performed a market share price analysis, since there is a market share price for the shares of the Company and Nippon Mining, as well as a comparable companies analysis and a discounted cash flow analysis (DCF analysis); and the Company received a valuation report of the Exchange Ratio showing the results of the analyses. The results of each analysis performed by Nomura Securities are as follows:

Range of
	Method	Exchange Ratio
(i)	Market Share Price Analysis	1.10 — 1.13
(ii)	Comparable Companies Analysis	1.05 — 1.24
(iii)	DCF Analysis	0.82 — 1.09

(Notes)
1.	With respect to the results of analyses performed by each of Mizuho Securities, J.P. Morgan and Nomura Securities (collectively, “the FAs”), each of the results of the calculations mentioned above shows the calculated ranges of the Exchange Ratio that represent the number of shares of JX Holdings, Inc. common stock to be issued in exchange for one (1) share of common stock of the Company, assuming that one (1.00) share of common stock of JX Holdings, Inc. will be issued in exchange for one (1) share of common stock of Nippon Mining.

2.	The major assumptions of the FAs in performing their analyses with respect to the Exchange Ratio mentioned above and in providing their opinions set forth below are as follows:
(i)	Each of the FAs relied upon and assumed the accuracy and completeness of all information and materials that were publicly available, or were furnished to or discussed with it by the Company and Nippon Mining; and none of the FAs independently verified the accuracy and completeness of such information or materials.

(ii)	None of the FAs has made an independent evaluation, appraisal, or assessment of the assets or liabilities (including contingent liabilities) of the Company and Nippon Mining, their subsidiaries or their affiliates, or has analyzed or assessed each individual asset or liability. None of the FAs has appointed any third party for appraisal or assessment.

(iii)	Each of the FAs assumed that the financial projections provided by the Company and Nippon Mining have been reasonably prepared on the basis of the best possible estimates and judgment then available from the management of both companies.

(iv)	The opinion of each of the FAs was based on information and economic conditions as of October 29, 2009, and each of the FAs assumed no responsibility for modifying, revising, or reaffirming its calculation result or opinion based on circumstances, developments, or events occurring after the date of its opinion.

(v)	The opinion of each of the FAs was provided to the Board of Directors of the Company solely relating to the Exchange Ratio of the Share Exchange for the business integration with Nippon Mining, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at this Extraordinary General Meeting of Shareholders.

(vi)	Details of assumptions other than (i) through (v) above that were used by J.P. Morgan in performing the analyses relating to the Exchange Ratio and providing its opinion below were stated in a press release entitled “Notification with Respect to the Execution of a Business Integration Agreement between Nippon Oil Corporation and Nippon Mining Holdings, Inc. and the Preparation of a Share Transfer Plan” issued by the Company and Nippon Mining on October 30, 2009, and posted on the Company’s website (http://www.eneos.co.jp).

In order to determine the Exchange Ratio, the Company had discussions with Nippon Mining, and carefully reviewed the results of analyses performed by Mizuho Securities, J.P. Morgan and Nomura Securities relating to the Exchange Ratio.

Based on the discussions and reviews, and after comprehensively considering changes in the market price of shares, financial conditions, future prospects, and other circumstances of both companies, the Company determined that the Exchange Ratio (1.07 shares of JX Holdings, Inc. for each share of the Company’s common stock and 1.00 share of JX Holdings, Inc. for each share of Nippon Mining’s common stock) was reasonable, and reached an agreement on the Exchange Ratio with Nippon Mining.

With respect to the Exchange Ratio, the Company obtained a Fairness Opinion dated October 30, 2009 from Mizuho Securities to the effect that “the Exchange Ratio is fair, from a financial point of view, to the holders of the Company’s common shares”; a Fairness Opinion dated October 29, 2009 from J.P. Morgan to the effect that “the Exchange Ratio is fair, from a financial point of view, to the holders of the Company’s common stock”; and a Fairness Opinion dated October 29, 2009 from Nomura Securities to the effect that “the Exchange Ratio is fair to the Company from a financial point of view,” based on the assumptions in Note 2. above.

With respect to the Exchange Ratio, Nippon Mining also obtained the Fairness Opinion dated October 30, 2009 from UBS to the effect that “the Exchange Ratio is fair, from a financial viewpoint, to the holders of Nippon Mining Shares”; a Fairness Opinion dated October 30, 2009 from BofA Merrill Lynch to the effect that “the Exchange Ratio is fair, from a financial point of view, to the holders of Nippon Mining Shares”; and a Fairness Opinion dated October 30, 2009 from Daiwa SMBC to the effect that “the Exchange Ratio is fair from a financial point of view, to the holders of the common stock of Nippon Mining,” based on certain conditions.
(4)	The amount of capital and reserves of JX Holdings, Inc. on the date of incorporation shall be as provided in each of the following items.
(a)	Amount of capital
100,000,000,000 yen
(b)	Amount of capital reserve
25,000,000,000 yen
(c)	Amount of retained earnings reserve
0 yen
[Article 5 of the Share Transfer Plan]
(5)	Appropriateness of matters set forth in (4) above is as follows:

The amount of capital and reserves of JX Holdings, Inc. on the date of incorporation was determined by taking into consideration the current amount of capital and reserves of the Company and Nippon Mining, and the estimated amount of net assets and others of JX Holdings, Inc. on the date of incorporation, and in accordance with the provisions of the Calculation Rules for Companies.
4.	Matters regarding Nippon Mining

Details of financial statements of Nippon Mining for the last fiscal year (from April 1, 2008, to March 31, 2009) are described in “Reference Materials for General Meeting of Shareholders (supplement).”

5.	Matters stipulated by Article 74 of the Ordinance for Enforcement of the Companies Act of Japan regarding the Directors Nominees of JX Holdings, Inc.

The nominees for the positions of directors of JX Holdings, Inc. (a “Director Nominee”) are as follows:

(1) Number of shares of
the Company’s
common stock owned
(2) Number of shares of
Nippon Mining’s
common stock owned
(3) Number of shares of
JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
Shinji Nishio (October 23, 1940)	April 1964 June 1995 June 2000 June 2002 April 2004	Joined the Company
Director (Comptroller)
Managing Director, Senior Vice President
Representative Director, Executive Vice President
		Representative Director, Executive Vice President (Executive Director of Corporate Management Division I and Executive Director of Corporate Management Division II)	(1) shares of common stock 105,000 shares (2) 0 shares (3) shares of common stock 112,350 shares
	June 2004	Representative Director, Executive Vice President (Executive Officer and Executive Director of Corporate Management Division I)
	June 2005	Representative Director, President (Executive Officer)
	June 2008	Representative Director, President (President and Executive Officer) to present

Mitsunori Takahagi (December 3, 1940)	April 1964 June 1994 January 1996	Joined Nippon Mining Co., Ltd.
Director, Japan Energy Corporation (In charge of Industrial Energy Department)
		Director, Japan Energy Corporation (In charge of Industrial Energy Department and Lubricants Department)	(1) 0 shares (2) shares of common stock 81,770 shares (3) shares of common stock 81,770 shares
	June 1996	Director and General Manager of Osaka Branch Office, Japan Energy Corporation
	April 1997	Director and General Manager of Kinki Branch Office, Japan Energy Corporation

(1) Number of shares of
the Company’s
common stock owned
(2) Number of shares of
Nippon Mining’s
common stock owned
(3) Number of shares of
JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
	June 1998	Managing Director and General Manager of Tokyo Branch Office, Japan Energy Corporation
	June 1999	Director and Executive Corporate Officer, Group General Manager, Managerial Staff Group, and Advisor to Chief Officer, Corporate Principles Headquarters, Japan Energy Corporation
	April 2001	Director and Executive Corporate Officer, Group General Manager, Managerial Staff Group, and Deputy Chief Officer, Corporate Principles Headquarters, Japan Energy Corporation
	June 2001	Director and Senior Executive Corporate Officer, Group General Manager, Managerial Staff Group, and Deputy Chief Officer, Corporate Principles Headquarters, Japan Energy Corporation
	April 2002	President and Representative Director, Japan Energy Corporation
	September 2002	Director, Nippon Mining Holdings, Inc.
	April 2003	President and Representative Director, Japan Energy Corporation
	June 2006	President and Chief Executive Officer, Nippon Mining Holdings, Inc. to present

Shigeo Hirai (May 30, 1948)	April 1971 June 2002 June 2005 June 2008	Joined the Company
Director (General Manager of Corporate Planning & Management Department)
Director, Senior Vice President (Executive Officer, Executive Director of Corporate Management Division I)
Director (Senior Vice President, Executive officer and Executive Director of Corporate Management
		Division I) to present	(1) shares of common stock 61,000 shares (2) 0 shares (3) shares of common stock 65,270 shares

Kiyonobu Sugiuchi (May 16, 1949)	April 1973 September 2002 April 2004	Joined Nippon Mining Co., Ltd.
Senior Officer, Nippon Mining Holdings, Inc. (In charge of Management, Planning & Management Group; in charge of Audit, Auditing Group)
		Senior Officer, Nippon Mining Holdings, Inc. (In charge of Finance, Financial Group; in charge of Management, Planning & Management Group; in charge of Audit, Auditing Group)	(1) 0 shares (2) shares of common stock 22,770 shares (3) shares of common stock 22,770 shares
	June 2004	Director, Nippon Mining Holdings, Inc. (In charge of Finance, Financial Group; in charge of Management, Planning & Management Group; in charge of Audit, Auditing Group)

(1) Number of shares of
the Company’s
common stock owned
(2) Number of shares of
Nippon Mining’s
common stock owned
(3) Number of shares of
JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
	April 2006	Director, Nippon Mining Holdings, Inc. (In charge of Finance, Financial Group; in charge of Management, Planning & Management Group; in charge of Internal Control Promotion Department)
	April 2007	Director, Nippon Mining Holdings, Inc. (In charge of Finance, Financial Group; in charge of Management and IR, Planning & Management Group; in charge of Audit, Auditing Group)
	June 2007	Director (Managing Director), Nippon Mining Holdings, Inc. (In charge of Finance, Financial Group; in charge of Management and IR, Planning & Management Group; in charge of Audit, Auditing Group) to present

Yukio Yamagata (September 20, 1949)	April 1972 June 2004 June 2006 April 2008	Joined Mitsubishi Oil Co., Ltd.
Executive Officer (General Manager of Tokyo Branch Office)
Representative Director, President of Nippon Oil Business Services Co., Ltd.
		Executive Officer (Executive Director of Corporate Management Division II)	(1) shares of common stock 23,525 shares (2) 0 shares (3) shares of common stock 25,171 shares
	June 2008	Director (Senior Vice President, Executive Officer and Executive Director of Corporate Management Division II) to present

Kazuo Kagami (December 4, 1951)	April 1975 April 2001	Joined Nippon Mining Co., Ltd. Executive Officer, Nippon Mining & Metals Co., Ltd. (In charge of business planning and coordination (human resources))	(1) 0 shares (2) shares of common stock 12,705 shares
	May 2001	Assistant to Directors, Nippon Mining & Metals Co., Ltd. (In charge of Corporate Team)	(3) shares of common stock 12,705 shares
	April 2002	Executive Officer, Nippon Mining & Metals Co., Ltd. (Deputy Director of Saganoseki Smelter & Refinery)
	April 2005	Executive Officer, Nippon Mining & Metals Co., Ltd. (In charge of General Affairs, General Administration Group)
	April 2006	Director, Nippon Mining & Metals Co., Ltd. (Executive Officer; in charge of General Administration Group, and Resource & Metals Company Planning & Coordination Department (General Affairs))
	April 2007	Director, Nippon Mining & Metals Co., Ltd. (Executive Officer; in charge of General Administration Group, and Advisor to Chief Officer, Resource & Metals Company Planning & Coordination Department)
	June 2007	Executive Officer, Nippon Mining & Metals Co., Ltd. (In charge of General Administration Group, and Advisor to Chief Officer, Resource & Metals Company Planning & Coordination Department)

(1) Number of shares of
the Company’s
common stock owned
(2) Number of shares of
Nippon Mining’s
common stock owned
(3) Number of shares of
JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
	April 2008	Senior Executive Officer, Nippon Mining & Metals Co., Ltd. (In supervision of General Administration Group, and Advisor to Chief Officer, Metals Group Planning & Coordination Department)
	April 2009	Senior Executive Officer, Nippon Mining & Metals Co., Ltd. (In supervision of General Administration Group, CSR Department, and Advisor to Chief Officer, Metals Group Planning & Coordination Department)
	June 2009	Director, Nippon Mining Holdings, Inc. (In charge of General Affairs, General Administration Group, and Secretary-General, Nippon Mining Management College) to present

Ichiro Uchijima (February 9, 1952)	April 1976 April 2004	Joined Kyodo Oil Co., Ltd. General Manager of Corporate Planning Department, Japan Energy Corporation	(1) 0 shares (2) shares of common stock 10,000 shares
	April 2007	Corporate Officer, Japan Energy Corporation (in charge of Corporate Planning Department and Accounting Department)	(3) shares of common stock 10,000 shares
	April 2008	Corporate Officer, Japan Energy Corporation (in charge of Corporate Planning Department and Finance & Control Department)
	April 2009	Executive Corporate Officer, Japan Energy Corporation (in charge of Corporate Planning Department and Finance & Control Department) to present

Junichi Kawada (September 26, 1955)	April 1978 June 2004	Joined the Company General Manager of General Administration Department of Corporate Management Division II	(1) shares of common stock 14,000 shares (2) 0 shares
	June 2007	Executive Officer (General Manager of General Administration Department of Corporate Management Division II) to present	(3) shares of common stock 14,980 shares

Yasushi Kimura (February 28, 1948)	April 1970 June 2002	Joined the Company Director (General Manager of Kyushu Branch Office)	(1) shares of common stock 43,000 shares (2) 0 shares
	June 2004	Executive Officer (General Manager of Kyushu Branch Office)	(3) shares of common stock 46,010 shares
	June 2005	Director (Executive Officer, Deputy Director of Lubricants & Specialties Business Division and General Manager of Lubricants & Specialties Business Coordination Department)

(1) Number of shares of
the Company’s
common stock owned
(2) Number of shares of
Nippon Mining’s
common stock owned
(3) Number of shares of
JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
	June 2007	Director, Senior Vice President (Executive Officer, Executive Director of Energy Solution Division)
	June 2008	Director (Senior Vice President, Executive Officer and Executive Director of Energy Solution Division) to present

Isao Matsushita (April 3, 1947)	April 1970 April 2001	Joined Nippon Mining Co., Ltd. Corporate Officer, Japan Energy Corporation (Deputy General Manager, Managerial Staff Group)	(1) 0 shares (2) shares of common stock 33,000 shares
	September 2002	Director, Nippon Mining Holdings, Inc. (In charge of Finance, Financial Group)	(3) shares of common stock 33,000 shares
	June 2003	Managing Director, Nippon Mining Holdings, Inc. (In supervision of Finance, Financial Group)
	April 2004	Director, Nippon Mining Holdings, Inc. Executive Corporate Officer, Japan Energy Corporation (In charge of Supply Coordination Department, Logistics Department, Crude Oil and Products Acquisition Department)
	June 2004	Director, Japan Energy Corporation (Executive Corporate Officer; in supervision of Supply Coordination Department, Logistics Department, Crude Oil and Products Acquisition Department)
	April 2005	Senior Executive Corporate Officer, Japan Energy Corporation (In supervision of Marketing Planning Department, Sales Department, Commercial Sales Department, Petroleum Retail Marketing Department and LP Gas Department)
	June 2006	President and Representative Director, Japan Energy Corporation to present
Director, Nippon Mining Holdings, Inc. to present
Representative positions at other corporations:
President and Representative Director, Japan Energy Corporation
Representative Director, Japan Energy Development Co., Ltd.

Makoto Koseki (July 23, 1946)	April 1969 June 2002	Joined the Company Director (General Manager of Gas Business Department of Energy Innovation Division)	(1) shares of common stock 34,000 shares (2) 0 shares
	June 2004	Executive Officer (General Manager of Gas Business Department of Energy Innovation Division)	(3) shares of common stock 36,380 shares
	June 2005	Representative Director, Executive Vice President of Nippon Oil Exploration Ltd

(1) Number of shares of
the Company’s
common stock owned
(2) Number of shares of
Nippon Mining’s
common stock owned
(3) Number of shares of
JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
	March 2008 June 2008	Representative Director, President of Nippon Oil Exploration Ltd. to present Director to present

Representative position at other corporations: President and Representative Director, Nippon Oil Exploration Ltd.

Masanori Okada (September 27, 1946)	April 1970	Joined Nippon Mining Co., Ltd.	(1) 0 shares (2) shares of common stock 44,500 shares (3) shares of common stock 44,500 shares
	April 2001	Corporate Officer, Group General Manager, Electronic Materials Group and Advisor to Chief Officer, Corporate Principles Headquarters, Japan Energy Corporation
	June 2002	Corporate Officer, Group General Manager, Electronic Materials Group and Advisor to Chief Officer, Electronic Materials Group, Japan Energy Corporation
President and Representative Director, Nikko Materials Co., Ltd.
September 2002 Director, Japan Energy Corporation (Corporate Officer, General Manager, Electronic Materials Business Department and Advisor to Chief Officer, Business Department) Director, Nippon Mining Holdings, Inc.
to present
	June 2005	President and Representative Director, Nippon Mining & Metals Co., Ltd.
	April 2006	President and Representative Director, Nippon Mining & Metals Co., Ltd. (President & Chief Executive Officer, Resource Metals Company President)
	April 2008	President and Representative Director, Nippon Mining & Metals Co., Ltd. (President & Chief Executive Officer, General Manager, Metals Group)
	April 2009	President and Representative Director, Nippon Mining & Metals Co., Ltd. (President & Chief Executive Officer) to present

Representative position at other corporations: President and Representative Director, Nippon Mining & Metals Co., Ltd.

(1) Number of shares of
the Company’s
common stock owned
(2) Number of shares of
Nippon Mining’s
common stock owned
(3) Number of shares of
JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
Etsuhiko Shoyama (March 9, 1936)	April 1959	Joined Hitachi, Ltd.	(1) 0 shares (2) shares of common stock 5,000 shares (3) shares of common stock 5,000 shares
	June 1991	Director, Hitachi, Ltd. (Manager of AV Products Division)
	June 1993	Executive Managing Director, Hitachi, Ltd. (General Manager of Consumer Products Division)
	June 1995	Senior Executive Managing Director, Hitachi, Ltd. (General Manager of Consumer Products & Information Media Division)
	June 1997	Executive Vice-President and Representative Director, Hitachi, Ltd.
	April 1999	President and Representative Director, Hitachi, Ltd.
	June 2003	Representative Executive Officer, President and Chief Executive Officer, and Director, Hitachi, Ltd.
	April 2006	Representative Executive Officer, Chairman, and Director, Hitachi, Ltd.
	April 2007	Chairman of the Board, Hitachi, Ltd.
	June 2007	Outside Director, Nippon Mining Holdings, Inc. to present
	April 2009	Chairman of the Board of Directors, Hitachi, Ltd.
	June 2009	Special Advisor, Hitachi, Ltd. to present

Juichi Takamura (January 24, 1938)	May 1961	Joined Nikkei Inc.	(1) 0 shares (2) shares of common stock 8,000 shares (3) shares of common stock 8,000 shares
	April 1991	Editorial Writer, Nikkei Inc.
	May 1998	Professor, Faculty of Contemporary Society, Musashino Women’s University (currently Musashino University)
	April 2002	Dean, Faculty of Contemporary Society, Musashino University
	April 2005	Vice President, Musashino University and Dean, Faculty of Contemporary Society, Musashino University
	May 2008	Emeritus Professor, Musashino University to present
	June 2008	Outside Director, Nippon Mining Holdings, Inc. to present

(1) Number of shares of
the Company’s
common stock owned
(2) Number of shares of
Nippon Mining’s
common stock owned
(3) Number of shares of
JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
Masahiro Sakata (September 20, 1943)	April 1966	Joined the Ministry of Finance	(1) shares of common stock 2,000 shares (2) 0 shares (3) shares of common stock 2,140 shares
	June 1992	Deputy Director-General of the Minister’s Secretariat, the Ministry of Finance
	July 1993	Director-General of the Third Department of the Cabinet Legislation Bureau
	August 1999	Director-General of the First Department of Cabinet Legislation Bureau
	August 2002	Deputy Director-General of the Cabinet Legislation Bureau
	August 2004	Director-General of the Cabinet Legislation Bureau
	September 2006	Retired as Director-General of Cabinet Legislation Bureau
	November 2006	Registered as attorney-at-law to present
	December 2006	Of Council, Anderson Mori & Tomotsune to present
	June 2007	Outside Corporate Auditor of Tokio Marine & Nichido Fire Insurance Co., Ltd. to present Outside Corporate Auditor of The Nishi-Nippon City Bank, Ltd. to present
	June 2008	Outside Corporate Auditor to present
Representative position at other corporations: Administrative Director of Japan Deafblind Association

Hiroshi Komiyama (December 15, 1944)	December 1972	Research Associate at the Department of System Chemical Engineering, the Faculty of Engineering of the University of Tokyo	(1) shares of common stock 10,000 shares (2) 0 shares (3) shares of common stock 10,700 shares
	July 1988	Professor at the Department of Chemical System Engineering, the Faculty of Engineering of the University of Tokyo
	April 2000	Dean of the Graduate School of Engineering and Dean of the Faculty of Engineering of the University of Tokyo
	April 2003	Executive Vice President of the University of Tokyo
	April 2005	President of the University of Tokyo
	March 2009	Retired as President of the University of Tokyo
	April 2009	Chairman of Mitsubishi Research Institute, Inc. to present
	June 2009	Outside Director to present
Outside Corporate Auditor of The Tokyo Electric Power Company, Inc. to present

(Note) 1.None of the Director Nominees has special interest relationship with the Company or Nippon Mining.
2.	Each of Mr. Etsuhiko Shoyama, Mr. Juichi Takamura, Mr. Masahiro Sakata and Mr. Hiroshi Komiyama is an outside Director Nominee.

3.	The Company has selected each of Mr. Etsuhiko Shoyama, Mr. Juichi Takamura, Mr. Masahiro Sakata and Mr. Hiroshi Komiyama as the outside Director Nominees because, as described below, each of them has ample experience with in-depth insight in their respective fields that the Company considers to be sufficiently competent to give JX Holdings, Inc. guidance and advice to the management as well as supervise the management from an objective viewpoint.
(1)	Mr. Etsuhiko Shoyama has long held a position in the management of Hitachi, Ltd., and has deep insight into, a wealth of experience in, and an established track record in the field of corporate management.

(2)	Mr. Juichi Takamura has filled various posts such as officer and editorial writer at Nikkei Inc. and has a high degree of expertise in and deep insight into corporate management. After he left Nikkei Inc., he held a teaching position at Musashino Women’s University (currently Musashino University) while serving as a member of the textile committee and carbon committee of the Industrial Structure Council.

(3)	Mr. Masahiro Sakata has long worked for the Ministry of Finance, and served as Director-General of the Cabinet Legislation Bureau and other key posts. He has significant expertise and experience in the field of both administration and legislation.

(4)	Mr. Hiroshi Komiyama has long engaged in education and research specializing in chemical systems engineering, functional material chemistry, and geo-environmental engineering at the University of Tokyo. He also served as president of the university. He has a high degree of expertise and a wealth of experience in the management of the university.
4.	Although none of Mr. Juichi Takamura, Mr. Masahiro Sakata or Mr. Hiroshi Komiyama has been engaged in management of a company in ways other than serving as an outside director or an outside corporate auditor in the past, we have determined that each person is competent to perform the duties of an outside director for the reasons given in Note 3 above.

5.	In October 2008, Hitachi, Ltd. received a cease and desist order from the Fair Trade Commission and was ordered to pay a surcharge for violations of the Antitrust Law in connection with the bid for electrical equipment works at a water processing facility in Sapporo city. The violations took place between 2003 and 2005, when Mr. Etsuhiko Shoyama, who currently serves as Special Advisor, was President and Chief Executive Officer or Representative Executive Officer, President and Chief Executive Officer and Director of Hitachi., Ltd. In response to this, Mr. Etsuhiko Shoyama strived to further enhance awareness for compliance within Hitachi, Ltd. by confirming and implementing the basic policy that embraces full compliance with laws and regulations and commitment to fair and free competition.

6.	The term of office of each of Mr. Etsuhiko Shoyama, Mr. Juichi Takamura, Mr. Masahiro Sakata and Mr. Hiroshi Komiyama as an outside director or a corporate auditor of the Company or Nippon Mining is as follows. The below term of office is the period to the date of this general meeting of shareholders.
(1)	Mr. Etsuhiko Shoyama’s term of office as an outside director of Nippon Mining is two years and seven months.

(2)	Mr. Juichi Takamura’s term of office as an outside director of Nippon Mining is one year and seven months.

(3)	Mr. Masahiro Sakata’s term of office as a corporate auditor of the Company is one year and seven months.

(4)	Mr. Hiroshi Komiyama’s term of office as an outside director of the Company is seven months.
7.	Limited Liability Contract with outside Director Nominees
(1)	Nippon Mining has entered into an agreement (Limited Liability Contract) with Mr. Etsuhiko Shoyama and Mr. Juichi Takamura, which provides that if gross negligence has not been committed and the outside director performs his duties with good intent, the liability of the outside director to the Company under Article 423, Paragraph 1 of the Companies Act shall be limited to 5 million yen or the amount provided in Article 425, Paragraph 1 of the Companies Act (an amount equal to two years’ remuneration for the outside director), whichever is higher.

(2)	The Company has entered into an agreement (Limited Liability Contract) with Mr. Masahiro Sakata, which provides that if gross negligence has not been committed and the outside corporate auditor performs his duties with good intent, the liability of the outside corporate auditor to the Company under Article 423, Paragraph 1 of the Companies Act shall be limited to the amount provided in Article 425, Paragraph 1 of the Companies Act (an amount equal to two years’ remuneration for the outside corporate auditor).

(3)	The Company has entered into an agreement (Limited Liability Contract) with Mr. Hiroshi Komiya, which provides that if gross negligence has not been committed and the outside director performs his duties with good intent, the liability of the outside director to the Company under Article 423, Paragraph 1, of the Companies Act shall be limited to the amount provided in Article 425, Paragraph 1 of the Companies Act (an amount equal to two years’ remuneration for the outside director).

(4)	JX Holdings, Inc. intends to enter into an agreement (Limited Liability Contract) with Mr. Etsuhiko Shoyama, Mr. Juichi Takamura, Mr. Masahiro Sakata and Mr. Hiroshi Komiya, which provides that if gross negligence has not been committed and the outside director performs his duties with good intent, the liability of the outside director to the Company under Article 423, Paragraph 1 of the Companies Act shall be limited to the amount provided in Article 425, Paragraph 1 of the Companies Act (an amount equal to two years’ remuneration for the outside director).
6.	Matters stipulated by Article 76 of the Ordinance for Enforcement of the Companies Act of Japan regarding the Corporate Auditor Nominees of JX Holdings, Inc.

The nominees for the position of corporate auditor of JX Holdings, Inc. (a “Corporate Auditor Nominee”) are as follows:

(1) Number of shares
of the Company’s
common stock owned
(2) Number of shares
of Nippon Mining’s
common stock owned
(3) Number of shares
of JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
Fumio Ito (January 5, 1949)	July 1971 June 2002	Joined Nippon Mining Co., Ltd. Executive Officer, Japan Energy Corporation (Deputy General Manager, General Administration and Human Resources Group)	(1) 0 shares (2) shares of common stock 28,770 shares
	September 2002	Director, Nippon Mining Holdings, Inc. (In charge of Legal Affairs, General Administration Group)	(3) shares of common stock 28,770 shares
	April 2006	Director, Nippon Mining Holdings, Inc. (In charge of Legal Affairs, General Administration Group and Internal Control Promotion Department)
	June 2006	Director, Nippon Mining Holdings, Inc. (In charge of Audit, Auditing Group, Legal Affairs, General Administration Group and Internal Control Promotion Department
	June 2007	Director (Managing Director; in charge of Audit, Auditing Group, Legal Affairs, General Administration Group and Internal Control Promotion Department) to present

Hideo Tabuchi (April 16, 1950)	April 1974 June 2004	Joined the Company Executive Officer (General Manger of Internal Audit Office)	(1) shares of common stock 25,000 shares
	July 2004	Executive Officer (General Manager of Corporate Social Responsibility Department)	(2) 0 shares
	June 2007	Director (Executive Officer and General Manager of Corporate Social Responsibility Department)	(3) shares of common stock 26,750 shares
	April 2008	Director
	June 2008	Corporate Auditor to present

(1) Number of shares
of the Company’s
common stock owned
(2) Number of shares
of Nippon Mining’s
common stock owned
(3) Number of shares
of JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
Masao Fujii (November 7, 1932)	April 1957 November 1987	Assistant Judge Director-General of the Civil Affairs Bureau of the Ministry of Justice	(1) shares of common stock 21,000 shares (2) 0 shares
	March 1990	Department Director and Judge of Tokyo High Court
	March 1992	President of Yokohama District Court	(3) shares of common stock 22,470 shares
	March 1994	President of Osaka High Court
	November 1995	Justice of Supreme Court
	November 2002	Retired as Justice of Supreme Court
	January 2003	Registered as attorney-at-law to present
	June 2003	Outside Corporate Auditor to present

Hidehiko Haru (November 4, 1937)	April 1960 June 1995	Joined The Tokyo Electric Power Company, Inc. Director and General Manager of Accounting and Treasury Department of the Tokyo Electric Power Company, Inc.	(1) shares of common stock 5,000 shares (2) 0 shares
	June 1999	Senior Vice President and Representative Director of The Tokyo Electric Power Company, Inc.
	December 2000	Executive Vice President and Representative Director of the Tokyo Electric Power Company, Inc.	(3) shares of common stock 5,350 shares
	April 2002	Member of the Policy Board of the Bank of Japan
	April 2007	Retired as Member of the Policy Board of the Bank of Japan
	June 2007	Outside Corporate Auditor, Nippon Yusen Kabushiki Kaisha to present
	June 2008	Outside Corporate Auditor to present

(1) Number of shares
of the Company’s
common stock owned
(2) Number of shares
of Nippon Mining’s
common stock owned
(3) Number of shares
of JX Holdings, Inc.’s
Name	Biography, positions, assignments,		common stock to be
(Date of Birth)	and representative positions at other companies		allotted
Hiroyasu Watanabe (April 11, 1945)	July 1969	Entered the Ministry of Finance	(1) 0 shares
	July 1996	Deputy Director-General, Tax Bureau, Ministry of Finance
	July 1997	Director-General Tokyo Taxation Bureau, National Tax Agency	(2) shares of common stock 2,000 shares
	July 1998	Director-General, Customs and Tariff Bureau, Ministry of Finance	(3) shares of common stock 2,000 shares
	June 2000	President, Policy Research Institute, Ministry of Finance
	July 2002	Commissioner of National Tax Agency
	July 2003	Resignation of commissioner of National Tax Agency
	November 2003	Visiting Professor, Graduate school of law and politics the University of Tokyo
	April 2004	Professor, Graduate school of Finance, Accounting and Law, Waseda University to present
	September 2005	Outside director, ISHIDA CO., LTD. to present
	May 2006	Outside Corporate Auditor of Nomura Co., Ltd. to present
	July 2007	Outside Corporate Auditor of Nippon Mining Holdings, Inc. to present
	April 2008	Guest Professor, Graduate school of law and politics the University of Tokyo to present
	June 2009	Outside Corporate Auditor of MITSUI & CO., LTD. to present

Mitsudo Urano (March 20, 1948)	April 1971	Joined Nippon Reizo Co., Ltd. (currently Nichirei Corporation)	(1) 0 shares
	June 1999	Director, Nichirei Corporation
	June 2001	President and Representative Director, Nichirei Corporation	(2) shares of common stock 10,000 shares
	June 2007	Chairman and Representative Director, Nichirei Corporation to present	(3) shares of common stock 10,000 shares
	June 2008	Outside Corporate Auditor, Nippon Mining Holdings, Inc. to present
	June 2009	Outside Corporate Auditor, Mitsui Fudosan Co., Ltd. to present
Outside Corporate Auditor, NSD CO., LTD. to present
Representative position at other companies:
Chairman and Representative Director, Nichirei Corporation

(Note) 1.None of the Corporate Auditor Nominees has any special interest relationship with the Company or Nippon Mining.
2.	Each of Mr. Masao Fujii, Mr. Hidehiko Haru, Mr. Hiroyasu Watanabe, and Mr. Mitsudo Urano is an outside Corporate Auditor Nominee.

3.	The Company has selected each of Mr. Masao Fujii, Mr. Hidehiko Haru, Mr. Hiroyasu Watanabe and Mr. Mitsudo Urano as the outside Corporate Auditor Nominees because, as explained below, all the outside Corporate Auditor Nominees have ample experience with in-depth insight in their respective fields that the Company considers them to be sufficiently competent to audit the execution of Directors’ duties from an objective and fair position.
(1)	Mr. Masao Fujii has long served as a judge and has held posts of President of the Osaka High Court and Justice of the Supreme Court. He has ample expertise and experience in the judicial field.

(2)	Mr. Hidehiko Haru has long worked for The Tokyo Electric Power Company, Inc., and has served as a member of the Policy Board of the Bank of Japan. He has significant expertise and experience in the fields of both corporate management and financial policy.

(3)	Mr. Hiroyasu Watanabe held senior posts such as Commissioner, National Tax Agency in the Ministry of Finance, and subsequently has taught at the graduate school of the University of Waseda and the graduate school of the University of Tokyo. He has prominent expertise and superior insight into management.

(4)	Mr. Mitsudo Urano has long been in charge of the management of Nichirei Corporation and has deep insight, a wealth of experience, and an established track record in the field of corporate management.
4.	Although neither Mr. Masao Fujii nor Mr. Hiroyasu Watanabe has been engaged in a company’s management in ways other than serving as an outside director or an outside corporate auditor in the past, we have determined that each person is competent to perform the duties of an outside director for the reasons given in Note 3 above.
5.	The term of office of each of Mr. Masao Fujii, Mr. Hidehiko Haru, Mr. Hiroyasu Watanabe, and Mr. Mitsudo Urano as a corporate auditor of the Company or Nippon Mining is as follows. In addition, each term of office is the period to the date of this general meeting of shareholders.
(1)	Mr. Masao Fujii’s term of office as a corporate auditor of the Company is six years and seven months.

(2)	Mr. Hidehiko Haru’s term of office as a corporate auditor of the Company is one year and seven months.

(3)	Mr. Hiroyasu Watanabe’s term of office as a corporate auditor of Nippon Mining is two years and seven months.

(4)	Mr. Mitsudo Urano’s term of office as a corporate auditor of Nippon Mining is one year and seven months.
6. Limited Liability Contract with outside Corporate Auditor Nominees
(1)	The Company has entered into an agreement (Limited Liability Contract) with Mr. Masao Fujii and Mr. Hidehiko Haru, which provides that if gross negligence has not been committed and the outside director performs his duties with good intent, the liability of the outside director to the Company under Article 423, Paragraph 1 of the Companies Act shall be limited to the amount provided in Article 425, Paragraph 1 of the Companies Act (an amount equal to two years’ remuneration for the outside director).

(2)	Nippon Mining has entered into an agreement (Limited Liability Contract) with Mr. Hiroyasu Watanabe and Mr. Mitsudo Urano, which provides that if gross negligence has not been committed and the outside director performs his duties with good intent, the liability of the outside director to the Company under Article 423, Paragraph 1 of the Companies Act shall be limited to the greater of 5 million yen and the amount provided in Article 425, Paragraph 1 of the Companies Act (an amount equal to two years’ remuneration for the outside director).

(3)	JX Holdings, Inc. intends to enter into an agreement (Limited Liability Contract) with Mr. Hiroyasu Watanabe, Mr. Mitsudo Urano, Mr. Masao Fujii and Mr. Hidehiko Haru, which provides that if gross negligence has not been committed and the outside director performs his duties with great intent, the liability of the outside director to the Company under Article 423, Paragraph 1 of the Companies Act shall be limited to the amount provided in Article 425, Paragraph 1 of the Companies Act (an amount equal to two years’ remuneration for the outside director).
7.	Matters stipulated by Article 77 of the Ordinance for Enforcement of the Companies Act of Japan regarding the nominee for the position of accounting auditor of JX Holdings, Inc.

The nominee for the position of accounting auditor of JX Holdings, Inc. is as follows:

Corporate Name	Ernst & Young ShinNihon LLC
Location of the Headquarters	Hibiya Kokusai Building 2-2-3 Uchisaiwaicho, Chiyoda-ku, Tokyo 100-0011 JAPAN

History of the company	October 1985	Showa Ota & Co. was established through merger of Tetsuzo Ota & Co. Showa Audit Corporation.
	January 1986	Century Audit Corporation was established.
	April 2000	Century Ota Showa & Co. was established through merger of Century Audit Corporation and Showa Ota & Co.
	July 2001	Corporate name changed to Shin Nihon & Co.
	July 2008	Shin Nihon & Co. became a Limited Liability Audit Corporation and the corporate name was changed to Ernst & Young ShinNihon LLC.

(Note) Matters stipulated by Article 77, Item 7 of the Ordinance for Enforcement of the Companies Act are as follows:

(1)	The Company and Nippon Mining have paid Ernst & Young ShinNihon LLC 70 million yen in sum between the two companies in consideration for their advisory service on the establishment of the internal control system required by the Financial Instruments and Exchange Act.

(2)	The Company and Nippon Mining have paid Ernst & Young ShinNihon LLC 214 million yen in sum total of both the companies in exchange for consulting service on registration form F-4 that JX Holdings, Inc. will file with the U.S. Securities and Exchange Commission upon the share transfer.
Second Proposal: Partial Amendment to the Articles of Incorporation
1.	Reason for amendment

If “First Proposal: Approval of the Share Transfer Plan” is approved as proposed and JX Holdings, Inc. is established on April 1, 2010, the Company will have only one shareholder, JX Holdings, Inc., and the record date system for ordinary general meetings of shareholders will no longer be necessary.

For this reason, the Company proposes that the provision of Article 13 of the current Articles of Incorporation regarding the record date for ordinary general meetings of shareholders be deleted effective March 31, 2010, and Article 14 and subsequent Articles thereof be renumbered accordingly.

This amendment to the Articles of Incorporation will take effect on March 31, 2010, on the condition that (i) the First Proposal is approved; (ii) the Share Transfer Plan to be approved in the First Proposal remains effective until the preceding day of March 31, 2010; and (iii) the share transfer contemplated by the Share Transfer Plan is not cancelled.

2.	Content of amendment

The current Articles of Incorporation and the proposed amendments are as follows (provisions of the current Articles of Incorporation that will not be amended are omitted):
(Underlines denote amendments)

Current Articles of Incorporation	Proposed Amendment
(RECORD DATE OF ORDINARY GENERAL MEETING OF SHAREHOLDERS)	[To be deleted]

ARTICLE 13

The record date of the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year. The Company shall deem shareholders whose names are recorded in the Register of Shareholders on March 31 of each fiscal year to be the shareholders entitled to exercise their voting rights at the Ordinary General Meeting of Shareholders.

ARTICLE 14	ARTICLE 13
~ } [Provisions are omitted]	~	} [Same as the current Articles 14 to 38]
ARTICLE 38	ARTICLE 37
(Reference)
Year-end dividends for this fiscal year (from April 1, 2009, to March 31, 2010) is planned to be paid by the Company to shareholders or registered pledgees whose names are recorded in the final Register of Shareholders on March 31, 2010.
The amount of year-end dividends is planned to be eight (8) yen per share.

How to Exercise Voting Rights by Electronic Method (e.g., via the Internet)
  [To exercise voting rights via the Internet]
A shareholder with voting right(s) may exercise his/her voting right(s) electronically, only through a dedicated website (http://www.web54.net). Upon accessing the said website, please follow the instructions on the website and enter the “voting code” and “password” printed on the right side of his/her voting card, and register a new password. Then, the shareholder will be authorized to enter his/her approval or disapproval of the proposals on the agenda.

Shareholders wishing to vote via the Internet are kindly requested to read the below information before accessing the website.
1. Exercise of voting right(s)
(1)	A vote shall only be valid if the voting right is exercised before 5:30 p.m., Tuesday, January 26, 2010, which is one day prior to the date of this Extraordinary General Meeting of Shareholders.
(2)	If a shareholder exercises his/her voting right(s) both by returning the voting card and via the Internet and gives conflicting votes to a proposal on the agenda, only the last vote shall be deemed valid.
(3)	If a shareholder exercises his/her voting right(s) more than once via the Internet and gives conflicting votes to a proposal on the agenda, only the last vote shall be deemed valid.
2. Password
(1)	Shareholders with voting right(s) are kindly requested to keep his/her password until the close of this Extraordinary General Meeting of Shareholders as it will be used to identify the shareholder. Unfortunately, we will be unable to assist with retrieving lost or forgotten passwords.
(2)	The password printed on his/her voting card shall only be valid for this Extraordinary General Meeting of Shareholders.
(3)	The Internet voting service will refuse access if a password is entered incorrectly a certain number of times. In such cases, please follow the displayed instructions.
3. Computer system requirements
(1)	The Internet voting service is available for users with computer system environment meeting the following:
(i)	Hardware
a Accessible to the Internet

b Monitor with a 800 dot x 600 dot line resolution (SVGA) or higher
(ii)	Software
a Installed with Microsoft ® Internet Explorer Ver. 5.01 SP2 or later version

b Installed with Adobe ® Reader ® Reader™ Ver. 4.0 or later version or Adobe ® Reader ® Ver. 6.0 or later version

1

(2)	The access fee and communication fee, as applicable, that are payable to the Internet service provider and the telecommunications carrier, shall be borne by the shareholder voting via the Internet.

(3)	The Internet voting service is not available on Internet-accessible mobile phones.

(4)	If the shareholders are accessing the Internet from a terminal at the shareholder’s workplace, e.g., the shareholder’s office, communication may be restricted by a firewall or the like. In such cases, please contact the person in charge of system control at the shareholder’s workplace.
4. Technical Help desk
     For inquiries to exercise voting rights via the internet, please contact the following:

The Chuo Mitsui Trust and Banking Company, Limited
Web support center of stock transfer agency services
     Tel:                     0120-65-2031
     Hours of Operation: 9:00 a.m. to 9:00 p.m. on Monday to Friday (Tokyo time)
  [To exercise voting rights through the ICJ platform]
Shareholders who are institutional investors may exercise their voting rights electronically through the “ICJ platform” provided by ICJ, Inc.

2

Reference Materials
for General Meeting of Shareholders
(Supplement)
Financial statements and other information of Nippon Mining Holdings, Inc. for the most recent fiscal year (from April 1, 2008 to March 31, 2009);

Business Report	pages 1 to 25
Consolidated Balance Sheets	page 26
Consolidated Statements of Income	page 27
Consolidated Statements of Changes in Net Assets	page 28
Notes to Consolidated Financial Statements	pages 29 to 33
Report of Independent Auditors on the Consolidated Financial Statements (Copy)	page 34
Non-Consolidated Balance Sheets	page 35
Non-Consolidated Statements of Operations	page 36
Non-Consolidated Statements of Changes in Net Assets	page 37
Notes to Non-consolidated Financial Statements	pages 38 to 40
Report of Independent Auditors on the Non-consolidated Financial Statements (Copy)	page 41
Audit Report (Copy)	pages 42 to 43
Nippon Oil Corporation

(Attachments)
Business Report
(for the fiscal year ended March 31, 2009)
1. Current Status of the Nippon Mining Group
(1) Business Activities and Results
(a) Group Overview
The Nippon Mining Group (“the Group”) has long endeavored to contribute to social and economic development by stably supplying resources, basic materials, and energy; mainly petroleum products and copper. The Group is headed by Nippon Mining Holdings, Inc. (“the Company”), a holding company. Its two core businesses are petroleum by Japan Energy Corporation and metals, by Nippon Mining & Metals Co., Ltd.. The Group aims to enhance corporate value by achieving industry-leading competitiveness and profitability through optimal allocation of enterprise resources and operational efficiency on a group-wide basis.
With harder competition and the business environment undergoing unprecedentedly tumultuous change, the Company reached a basic agreement in December 2008 to merge with Nippon Oil Corporation in the aim of further solidifying its operational foundation and accelerating growth. The Company and Nippon Oil Corporation are currently negotiating the conditions of the merger.
(b) Overview of Group Operations
General
In the fiscal year ended March 31, 2009, the Japanese economy slowed in the first half of the year under the weight of soaring raw material costs and the affects of the subprime loan crisis in the United States. In the second half, the Japanese economy declined further as the financial crisis focused on the United States and Europe rippled throughout the global economy following the mid-September bankruptcy of a major U.S. investment bank.
In the foreign exchange market, the yen initially weakened against the U.S. dollar, from ¥100 per U.S. dollar at the start of the fiscal year to beyond ¥110 in August. Subsequently, however, the slowdown in the U.S. economy saw the yen rapidly appreciate against the dollar, briefly spiking beyond ¥88 per U.S. dollar before backing off to end the fiscal year at ¥98. The average exchange rate for the period under review was ¥101 per U.S. dollar, compared with ¥114 during the previous fiscal year.
In the crude oil market, the price of Dubai crude rose from $94 per barrel at the start of the period to a record high of over $140 per barrel in July, driven largely by an expansion of geopolitical risks and the influx of speculative money into the crude oil market as global oil demand steadily grew. Crude oil prices, however, subsequently fell as the global economy stalled amid the global financial crisis. Dubai crude fell below $37 per barrel in December before rebounding to end the fiscal year at $47 per barrel. The average price of Dubai crude rose from $77 per barrel in the previous fiscal year to $88 per barrel in the fiscal period under review.
In the first half of the fiscal year, copper prices were buoyed by demand growth in the BRICs economies, most notably China. The copper price on the London Metal Exchange (LME) rose to 378 cents per pound at the start of the period to as high as 408 cents per pound in July. Subsequently, however, the global slowdown saw the price fall as low as 126 cents per pound for a brief time in December 2008, before the price recovered to 183 cents per pound at the end of the period. The average copper price for the period was 266 cents per pound, compared with 344 cents per pound during the previous period.
In this operating environment, on a consolidated basis, the Group’s net sales were ¥4,065.1 billion, a decrease of 6.3% compared with the previous fiscal year; it incurred a loss before special items of ¥67.4 billion, compared with income before special items of ¥192.0 billion in the previous fiscal year, and a net loss of ¥40.8 billion, compared with net income of ¥99.3 billion in the previous fiscal year. The losses were predominantly attributable to the impact of inventory valuation on the cost of sales, arising from the decline of crude oil prices in the second half of the fiscal year. Excluding this inventory valuation factor, however, the Company Group would have earned ¥92.1 billion in income before special items, down 35.6% from ¥143.2 billion in the previous fiscal year.
In response to these losses, the Company has regrettably reduced its fiscal year-end dividend per share by ¥2 to ¥6 (¥14 for fiscal 2008 as a whole, including interim dividend).
Petroleum (Japan Energy Group)
Domestic fuel oil sales declined year on year in unit terms as a result of aggressive fuel switching in response to soaring crude oil prices in the first half of the fiscal year and a retraction in demand for petroleum products in response to the global economic deterioration in the second half. Crude oil prices plummeted from September after rising sharply in the first half of the year under review, but nonetheless rose year on year on an annual average basis. Petrochemical product prices and unit sales also declined, particularly in the case of aromatic products (aromatic type hydrocarbons), in the wake of a falloff in demand for synthetic fibers and resins. LP gas prices and unit sales likewise both declined. Lubricating oil unit sales fell but its prices rose.
Overall, the Petroleum business recorded a 2.4% year-on-year decrease in net sales, to ¥3,116.1 billion, and loss before special items of ¥105.2 billion, compared with income before special items of ¥67.8 billion in the previous fiscal year. Despite improved margins on fuel oil, the swing from profit to loss in the Petroleum business was largely attributable to erosion of profitability on petrochemical products and increased cost of sales stemming from the decline of crude oil prices on inventory valuation.

In exploration and development operations, the Japan Energy Group pursued development of petroleum and natural gas resources both domestically and in the Middle East, China, Southeast Asia, and Oceania. As a result of efforts to identify new exploration and development projects, the Japan Energy Group acquired and commenced exploration of Malaysian and Australian offshore concessions in April and June 2008, respectively.
In refining operations, the Japan Energy Group proactively implemented environmental mitigation (e.g., energy-saving) measures at its refineries in Mizushima (Okayama Prefecture), Chita (Aichi Prefecture), and Kashima (Ibaraki Prefecture) in response to environmental concerns. As part of these efforts, the Japan Energy Group upgraded the energy efficiency of the Chita Oil Refinery’s petrochemical production facilities in June 2008. In April 2008, the Kashima Oil Refinery temporarily shut down its petrochemical production operations due to a fire in one of its paraxylene units, but it resumed petrochemical production in June after implementing recurrence prevention measures. In April 2008, the Japan Energy Group and Idemitsu Kosan Co., Ltd., agreed to supply hydrogen and fuel to each other’s refineries as part of a joint initiative to strengthen operational ties in the Chukyo area.
In sales operations, the Japan Energy Group is endeavoring to provide products and services that ensure customer satisfaction through its 3,344 JOMO stations (as of March 31st, 2009) throughout Japan. At the same time, the Japan Energy Group is pursuing a number of initiatives to strengthen JOMO stations’ cost-competitiveness and sales capacity as all-round automotive service facilities. Japan Energy Group is also pursuing a management focus on customer satisfaction throughout its entire workforce, from JOMO station attendants up to top managements. The Japan Energy Group has endeavored to ensure that JOMO stations provide distinctive value, place priority on communication with all customers, and are favorably perceived by customers as reliable service stations that impart peace of mind. To build a more efficient sales network, the Japan Energy Group consolidated 14 subsidiaries (13 petroleum product sales subsidiaries and their administrative support company) into a single new company, JOMO-NET Co., Ltd., in July 2008. In November 2008, the Japan Energy Group switched to updating itssales prices on a weekly basis and linked to market prices , fairer and more transparent: previously, theJapan Energy Group updated its prices monthly based on its crude oil costs. Self-service stations numbered 729 at March 31, 2009.
In Japan, taxes on gasoline and gas oil sales have historically comprised a permanent tax rate and a temporary tax surcharge with a statutory expiration date. The temporary tax expired without being renewed on March 31, 2008, but was reimposed from May 1, 2008.
In petrochemical operations, the Japan Energy Group substantially expanded its aromatic product (e.g., benzene, paraxylene) production capacity by commissioning new facilities at the Kashima Oil Refinery, but petrochemical operations’ profitability was extremely hard-hit by margin erosion from soaring feedstock prices and a steep drop in demand for synthetic fibers and resins. The Japan Energy Group also focused on boosting sales of industrial cleansers and environmentally friendly solvents and popularizing its proprietary eCOJOULE® latent coldness storage material that helps to reduce greenhouse gas emissions.
In LP gas operations, the Japan Energy Group entered into talks with Osaka Gas Co., Ltd., Nissho Petroleum Gas Corporation, Itochu Corporation, and Itochu Enex Co., Ltd., in February 2008 in the aim of entirely consolidating their respective Liquefied Petroleum Gas (LPG) operations from overseas sourcing through retail sales. As an initial step in this direction, the Group, Nissho Petroleum Gas Corporation, and Itochu Enex Co., Ltd., jointly established Japan Gas Energy Corporation in April 2009 to consolidate and integrate their respective LPG operations from procurement through wholesales. In lubricating oil operations, the Japan Energy Group pursued development and expansion of domestic sales of highly functional, environmentally friendly lubricating oil products while also endeavoring to expand its lubricating oil operations in China. The Japan Energy Group debuted two new lubricating oil products: JOMO Slidus HP in July 2008 and JOMO Bio Dritus in November 2008. The former is a high-flash-point specialty oil for sliding surfaces; the latter is an environment friendly, biodegradable oil for jackhammers.
In terms of business development, the Japan Energy Group is developing hydrogen and fuel cell technologies. The Japan Energy Group also actively participated in a large-scale government-sponsored program to study the feasibility of stationary fuel cells. The Japan Energy Group is also operating mobile hydrogen refueling stations based at the Funabashi tank farm as part of a fuel cell vehicle demonstration project. In July 2008, the Japan Energy Group advanced the waste plastic recycling technology it has been developing to the commercialization stage, becoming the first domestic oil company to commercialize such a technology.
Metals (Nippon Mining & Metals Group)
In the metals business, unit sales of electrolytic copper declined year on year due to decreased demand for both copper wire and other fabricated copper products. Product prices also fell year on year as a result of the yen’s appreciation and a slowdown in international markets in the second half of the fiscal year. Additionally, contractual terms on copper ore purchases worsened, reflecting that the terms were renegotiated when the supply-demand balance was tight.
Recycling and environmental services operations benefited from rising metal prices in the first half of the fiscal year. In the second half, however, metal prices and unit volumes both declined in the wake of the global economy’s steep downturn and its earnings consequently fell sharply.
In the electronic materials business, unit sales generally declined in response to a sharp decline in demand from digital and IT-related products for copper foil, thin-film forming materials (such as sputtering targets used in semiconductor and flat-panel display (FPD) production) and fabricated copper products (such as phosphor bronze, Corson alloys and titanium copper alloys) in the second half of the fiscal year. Product prices were generally flat, except for a decline in prices of sputtering targets for FPDs as a result of a decline in the price of indium, a key raw material.

Amid such an environment, the Metals business’s net sales declined 19.4% year on year to ¥902,127 million. Income before special items fell 74.9% year on year, to ¥28,512 million, largely as a result of decreased unit sales of major products.
Copper mining operations continue to run smoothly at the three Chilean copper mines part-owned by Nippon Mining & Metals Co., Ltd.—Los Pelambres Mine, Collahuasi Mine, and Escondida Mine. Pan Pacific Copper Co., Ltd. (PPC), a joint venture between Nippon Mining & Metals Co., Ltd., and Mitsui Mining & Smelting Co., Ltd., has completed a pre-feasibility study on the Caserones Copper Deposit in Chile, concluding that there is the potential for development. PPC is proceeding with a feasibility study, which will provide the basis for a final decision on whether it will proceed with development. PPC is also conducting a pre-feasibility study of the Quechua Copper Deposit in Peru in the aim of advancing the project to commercial production. Production operations are running smoothly at Saganoseki Smelter & Refinery (Oita Prefecture) and Hitachi Works (Ibaraki Prefecture) of Nikko Smelting & Refining Co., Ltd., the Tamano Smelter (Okayama Prefecture) of Hibi Kyodo Smelting Co., Ltd., LS-Nikko Copper Inc. (a South Korean subsidiary) and Changzhou Jinyuan Copper Co., Ltd. (a Chinese subsidiary).
The Group is completing construction and gradually commencing operation of Hitachi Metal Recycling Complex (HMC) Works (Ibaraki Prefecture), which recovers rare metals, platinum group metals, and other precious metals from recycled raw materials collected from the greater Tokyo area. Operations continue to run smoothly at Nikko Environmental Services Co., Ltd. (Ibaraki Prefecture) and three other subsidiaries in the business of industrial waste treatment and preprocessing of recycled raw materials. In October 2008, Nikko Environmental Services Co., Ltd., was issued a cease and desist order by the Japan Fair Trade Commission for violating the Antimonopoly Law by essentially limiting competition in bidding for molten metals sold by local authorities. In compliance with the order, Nikko Environmental Services Co., Ltd., has implemented safeguards to prevent recurrence.
Among the electronic materials operations, Shirogane Works (Ibaraki Prefecture), which produces copper foil, Isohara Works (Ibaraki Prefecture), which produces thin-film materials, Kurami Works (Kanagawa Prefecture), which produces precision rolled products, and subsidiary Nikko Fuji Electronics Co., Ltd., which produces precision fabricated products, have been adjusting their output in response to demand since last December through such means as temporarily idling some of their capacity. The Nippon Mining & Metals Group has suspended development and production of MAQUINAS, a dual-layer CCL material used for film substrates for semiconductor packages (chip-on-film) in response to demand slump.
In the Hitachi area of Ibaraki Prefecture, Nippon Mining & Metals Group is proceeding with the Hitachi Area Renewal Plan in the aim of expanding the production capacity and improving the operating efficiency of its electrolytic copper refining, recycling, environmental services, copper foil, and precision plating operations located in the area. The Plan is also intended to set the stage for future business expansion.

Other Operations (Independent Operating Companies and Functional Support Companies)
Net sales from Other Operations increased 10.7% year on year, to ¥84.7 billion, while income before special items fell 14.1% year on year, to ¥9.6 billion.
Nichiyo Engineering Corporation (engineering business) and other independent operating companies worked to expand their operational foundations and enhance profitability. Functional support companies such as Nippon Mining Finance Co., Ltd. are efficiently conducting operations in support of Groupwide activities, including finance, administrative services, environmental management, market research and consulting, materials procurement and IT planning and management.
Toho Titanium Co., Ltd. (titanium business), previously an equity-method affiliate, became a consolidated subsidiary in June 2008 to further enhance corporate value through the realization of additional synergies between the two companies.
Former consolidated subsidiary, Central Computer Services Co., Ltd. (IT services business), became an equity-method affiliate and was renamed NTT Data CCS Corporation when the Company transferred 60% of the issued and outstanding shares to NTT Data Corporation in April 2008.
The Company, Toho Titanium and Chisso Corporation had previously been working to validate a proprietary zinc-reduction technology for manufacturing polycrystalline silicon feedstock for solar cells. Given the results of these efforts, a new operating company, Japan Solar Silicon Co., Ltd., was jointly established in June 2008, and work commenced on the construction of a plant for commercial mass production in March 2009. Additionally, the polycrystalline silicon for solar cells business was transferred from Other Operations to the Metals business effective April 2009.
Segment Information Summarized by Product Group
Fiscal 2008 (April 1, 2008 — March 31, 2009)
(Millions of yen)

			Other		Eliminations
	Petroleum	Metals	Operations	Total	or corporate	Consolidated
Sales	3,116,129	902,127	84,710	4,102,966	(37,907)	4,065,059
Operating income	(104,974)	(5,386)	8,004	(102,356)	689	(101,667)
Income before special items	(105,150)	28,512	9,666	(66,972)	(461)	(67,433)

Note:	The Company previously reported operating results for the Metals segment (Nippon Mining & Metals Group) broken down into three company groups: Resources and Metals, Electronics Materials, and Metal Manufacturing. From April 2008, it has ceased reporting operating results by company group in conjunction with a switch from a company-based to an operating-division-based organizational structure.

The main products and services of each group appear in the following table.

Petroleum	Resource development, gasoline, naphtha, kerosene, gas oil, heavy fuel oil, petrochemicals, liquefied petroleum gas, lubricating oil

Metals	Resource development, copper, gold, silver, sulfuric acid, recycling and environmental services, copper foils, thin film materials, precision rolled products, precision fabricated products

Other Operations	Titanium, engineering, electric wires, land transport, information services
Fiscal 2007 (April 1, 2007 — March 31, 2008)
(Millions of yen)

			Other		Eliminations
	Petroleum	Metals	Operations	Total	or corporate	Consolidated
Sales	3,193,934	1,119,645	76,538	4,390,117	(50,645)	4,339,472
Operating income	62,462	34,897	5,837	103,196	(10)	103,186
Income before special items	67,847	113,395	11,254	192,496	(470)	192,026
(2) Management Issues to be Addressed
In May 2008, the Company formulated a “Long-Term Vision Toward 2015,” a plan to enhance the Group’s stability and growth potential, even amid a tumultuous operating environment, by a target date of fiscal 2015. With this Long-Term Vision, the Group aims to expand high-value-added operations with favorable prospects for market growth while boosting its bottom-of-cycle earnings and reducing overall earnings sensitivity to commodity prices. The Vision revolves around two basic strategies. The first is to relentlessly strengthen cost-competitiveness in petroleum refining and marketing and copper smelting and refining. The second is investment in high-priority operations, including upstream resource development projects with favorable prospects for high investment returns; downstream petrochemical, electronic materials, and recycling and environmental services where the Group has a competitive advantage; and businesses that the Company intends to cultivate into third-generation core businesses, including titanium and polycrystalline silicon for solar cells.
The Company considers its pending merger with Nippon Oil Corporation to be conducive to execution of these strategies by strengthening its operational foundation in anticipation of structural change in the operating environment. That is, the merger will give rise to industry-leading competitiveness in petroleum refining and marketing. By virtue of this competitive advantage, the Group will thoroughly rationalize its petroleum operations through such means as renewed cost-cutting, which had reached the point of diminishing returns on a premerger basis. The Company also intends to increase its fund-raising capacity and financial flexibility, partly by expanding its scale and boosting its earnings power, to meet the substantial funding requirements of developing and expanding new businesses and growth businesses.

Since last autumn, global financial turmoil initially triggered by the subprime loan crisis in the United States has had major repercussions on the real economy, resulting in reduced industrial activity across a broad swath of sectors and a steep decline in resource and energy prices also. Amid this unprecedented global economic crisis, the Company aims to boost its earnings power, further improve its financial condition, and strengthen its earnings foundation in response to the current adverse operating environment and also to expeditiously and effectively accomplish operational integration with Nippon Oil Corporation.
Through these measures, the Group will improve management soundness and transparency by implementing internal control systems while also proactively addressing environmental issues and improving compliance and safety management. The Group will contribute broadly to society’s advancement by endeavoring to efficiently and stably supply resources, basic materials, and energy.
Priorities by core business are as follows.
Petroleum (Japan Energy Group)
Due to the global recession, global petroleum demand is projected to decline year on year again in 2009. Domestically, the oil industry faces a structural decline in demand, a structural shift in demand from heavy to lighter grades of fuel oil, increasingly stringent environmental safety regulations, and an anticipated intensification of demands for further action in response to global warming. Amid such an environment, the Japan Energy Group will endeavor to strengthen its foundations and pursue future earnings growth while fulfilling its societal responsibilities as a corporate citizen.
In refining operations, the Japan Energy Group will promptly formulate a detailed action plan based on analysis of last year’s comprehensive assessment of facilities management and operational controls. Based on this plan, the Japan Energy Group will expeditiously implement measures to improve refinery operations’ stability while also continuing to improve their energy efficiency over the medium to long term.
In sales operations, the Japan Energy Group will proceed with implementation of its new pricing system to make its wholesale pricing fairer and more transparent and improve earnings by passing through crude oil prices increase more rapidly. To ensure that the new pricing system is effectively implemented, the Japan Energy Group will also functionally restructure its sales organization. Additionally, the Japan Energy Group aims to boost the competitiveness of JOMO-NET Co., Ltd., and other sales subsidiaries.
In petrochemical operations, the Japan Energy Group aims to optimize every facet of its operations from feedstock sourcing through sales to better respond to fluctuations in crude oil and product prices. The Japan Energy Group also aims to optimize its production operations by maximally capitalizing on cooperative ties among the Mizushima, Chita, and Kashima Oil Refineries.
In terms of business development and other operations, the Japan Energy Group will place priority on energy and the environment. In addition to continuing to develop fuel cell technologies, the Japan Energy Group will actively conduct demonstration projects also. The Japan Energy Group will also further develop its environmental services operations, including new ventures. The Japan Energy Group will endeavor to increase earnings from the cell culture media business (cell-culture-related products), which is entering a growth stage.
Lastly, the Japan Energy Group will formulate the medium-to-long term action plan for environmental issues, most notably global warming prevention, from the standpoint of corporate social responsibility. The Japan Energy Group will pursue various initiatives to reduce its environmental impact, including developing environmentally friendly products and steadily proceeding with activities to improve the energy efficiency of its operations.
Metals (Nippon Mining & Metals Group)
In the Metals business, the Nippon Mining & Metals Group will implement various measures in pursuit of balanced growth across its entire operations from upstream (resource development) through midstream (copper smelting and refining) and downstream (electronic materials, recycling and environmental services), as a global nonferrous metal resources and materials company.
In copper business, the Nippon Mining & Metals Group will build a world-class group of copper producers, both qualitatively and quantitatively, in cooperation with Mitsui Mining & Smelting Co., Ltd. and LS-Nikko Copper Inc. The Nippon Mining & Metals Group will also continue to expand globally and endeavor to establish a business model that integrates all operations from mine development through production and sales. In terms of resource development, the Nippon Mining & Metals Group is aggressively moving forward with mine development projects, mainly in South America, and also investing and financing in promising mining projects in the aim of earning investment returns and procuring stable supplies of copper concentrates for its smelting operations. As one such initiative, the Nippon Mining & Metals Group is diligently conducting a determinative feasibility study of the Caserones Copper Deposit in Chile in the aim of soon making a final determination of whether to proceed with development of the project, having already made a pre-feasibility study. The Nippon Mining & Metals Group is also conducting a pre-feasibility study of the Quechua Copper Deposit in Peru and will decide whether to proceed with a full feasibility study. In copper smelting and refining operations, the Nippon Mining & Metals Group will endeavor to negotiate better concentrates procurement terms through integration of smelting and refining operations by PPC. The Nippon Mining & Metals Group will also strengthen the competitiveness of its affiliated copper smelters and refiners. In terms of technological development, the Nippon Mining & Metals Group aims to soon commercialize a new smelting process based on a hydro-metallurgical process that is currently being tested as a pilot project. Additionally, the Nippon Mining & Metals Group will continue to actively advance development of a bio-mining technology that utilizes microorganisms, in collaboration with Codelco (a Chilean state-owned copper company).
In recycling and environmental services, the Nippon Mining & Metals Group intends to strengthen and expand its operational foundations by steadily proceeding with plans to recover precious and rare metals at HMC Works. The Nippon Mining & Metals Group also aims to increase its intake of scrap precious metals by utilizing a collection site for recycled raw materials in Taiwan that is preparing to commence operations.
In electronic materials operations, the Nippon Mining & Metals Group will endeavor to establish an efficient operational model that adapts to demand trends and achieve profitability by reducing costs and cultivating new customers.
In terms of new product development, the Nippon Mining & Metals Group is building a production facility for cathode materials for automotive lithium-ion batteries and ramping up operations of a UBM (Under Bump Metallurgy) formation service for semiconductor wafers, using an electroless plating process.
In the polycrystalline silicon for solar cells business, the Group will build a volume production facility, construction of which commenced in March 2009, and endeavor to soon establish a solid operational foundation.
(3) Fund Raising
In June 2008, the Company issued ¥10 billion in unsecured straight bonds maturing in five years and ¥10 billion in unsecured straight bonds maturing in 10 years. In addition to this bond issuance, the Group met its funding needs during fiscal 2008 with internally retained cash, bank borrowings, and commercial paper issuance.
The Company meets group companies’ major funding needs by borrowing directly and allocating the proceeds to group companies (including itself) through Nippon Mining Finance Co., Ltd.
(4) Capital Expenditures
(Millions of yen)

			Other		Eliminations
	Petroleum	Metals	Operations	Total	or corporate	Consolidated
Capital expenditures	32,035	42,303	22,990	97,328	143	97,471
In the Petroleum business (Japan Energy Group), capital expenditures were mainly for replacing refinery facilities and replacing and renovating gas station facilities.
In the Metals business (Nippon Mining & Metals Group), capital expenditures were mainly directed at strengthening Nikko Smelting & Refining Co., Ltd., and Hibi Kyodo Smelting Co., Ltd.’s competitiveness and strengthening the foundation of recycling and environmental services.
In Other Operations (independent and functional support companies), capital expenditures were mainly allocated to construction of Toho Titanium Co., Ltd.’s Wakamatsu Plant.

(5) Operating Results and Financial Condition

	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008
Sales (¥mn)	3,026,262	3,802,447	4,339,472	4,065,059
Income (loss) before special items (¥mn)	188,722	224,236	192,026	(67,433)
Net income (loss) (¥mn)	96,905	106,430	99,299	(40,794)
Net income (loss) per share (¥)	113.87	117.98	107.14	(44.02)
Total assets (¥mn)	1,859,583	2,056,407	2,251,208	1,886,083
(6) Major Subsidiaries and Affiliated Companies (as of March 31, 2009)
a) Major Subsidiaries

				Percentage of
Name of company	Capital			voting rights	Main businesses
Japan Energy Corporation		¥48,000	million	100%	Production and sale of petroleum products
Nippon Mining & Metals Co., Ltd.		¥24,500	million	100%	Production and sale of non-ferrous metal products and electronic materials
Kashima Oil Co., Ltd.		¥20,000	million	70.7%	Production and sale of petroleum products
Kashima Aromatics Co., Ltd.		¥10,005	million	80.0%	Production and sale of petroleum products
JOMO-NET Co., Ltd.		¥100	million	100%	Sale of petroleum products
Japan Energy Development Co., Ltd.		¥4,980	million	100%	Exploration, production and sale of petroleum and natural gas
Pan Pacific Copper Co., Ltd.		¥28,450	million	66.0%	Production and sale of non-ferrous metal products
Nikko Smelting & Refining Co., Ltd.		¥1,000	million	100%	Smelting and refining of copper
Hibi Kyodo Smelting Co., Ltd.		¥4,700	million	63.5%	Smelting and refining of copper
Nippon Mining of Netherlands B.V.	EUR	10,117,000		100%	Investment in Collahuasi Mine and Los Pelambres Mine
Nikko Shoji Co., Ltd.		¥390	million	100%	Sale of non-ferrous metal and other products
Nikko Metals Philippines, Inc.	US$	4,000,000		100%	Production and sale of copper foils

			Percentage of
Name of company	Capital		voting rights	Main businesses
Nikko Fuji Electronics Co., Ltd.	¥300	million	100%	Production and sale of surface-treated products such as gold plating
Toho Titanium Co., Ltd.	¥4,812	million	42.6%	Production and sale of titanium metals and other products
Nichiyo Engineering Corporation	¥300	million	100%	Planning, practice, supervision and maintenance activities related to machinery, electric works, and civil engineering, and construction
Notes:
1.	The percentage of voting rights held includes voting rights indirectly controlled through subsidiaries.

2.	In July 2008, petroleum product sales subsidiaries and a subsidiary that performs administrative support functions for them were merged into JOMO-NET Minamikanto Co., Ltd., which was renamed JOMO-NET Co., Ltd.

3.	In January 2009, Pan Pacific Copper Co., Ltd., increased its paid-in capital by ¥3,500 million to ¥28,450 million through equity issuance.

4.	In April 2008, Nikko Materials Philippines, Inc., changed its business name to Nikko Metals Philippines, Inc.

5.	Toho Titanium Co., Ltd., which was previously an equity-method affiliate, became a consolidated subsidiary as a result of a majority of the seats on its Board of Directors being occupied by representatives of the Group as of its June 2008 annual general shareholders’ meeting.
b) Major Affiliated Companies

				Percentage of
Name of company	Capital			voting rights	Main businesses
Tatsuta Electric Wire and Cable Co., Ltd.		¥6,676	million	35.2%	Production and sale of electric wires and cables
Maruwn Corporation		¥3,559	million	38.8%	Land transportation
Minera Los Pelambres*	US$	373,000,000		25.0%	Copper mining
LS-Nikko Copper Inc.*	Won	283.2	billion	49.9%	Smelting, refining and sales of copper
NTT Data CCS Corporation		¥270	million	40.0%	Development of software, information processing, and sales of systems
Notes:
1.	The percentage of voting rights held includes voting rights indirectly controlled through subsidiaries.

2.	Central Computer Services Co., Ltd., which was previously a consolidated subsidiary, became an equity-method affiliate and was renamed NTT Data CCS Corporation when the Company sold a 60% stake in it to NTT Data Corporation in April 2008.

3.	Percentages of equity ownership in the affiliates marked with an asterisk (*) above are as follows:
Minera Los Pelambres 15.0%
LS-Nikko Copper Inc. 39.9%

(7) Main Offices and Plants of the Group Companies (as of March 31, 2009)

Nippon Mining Holdings, Inc.	Head Office: 10-1, Toranomon 2-chome, Minato-ku, Tokyo
Petroleum	Japan Energy Corporation
(Japan Energy Group)
Head Office (Minato-ku, Tokyo), Mizushima Oil Refinery (Kurashiki-shi, Okayama), Chita Oil Refinery (Chita-shi, Aichi), Funakawa Works (Oga-shi, Akita), Sodegaura Lubricants Plant (Sodegaura-shi, Chiba), Petroleum Refining Research & Technology Center, Lubricants Research & Development Center, Bio Research Center (Toda-shi, Saitama), Hokkaido Branch Office (Sapporo-shi, Hokkaido), Tohoku Branch Office (Sendai-shi, Miyagi), Kitakanto Branch Office (Taito-ku, Tokyo), Tokyo Branch Office (Chiyoda-ku, Tokyo), Minamikanto Branch Office (Yokohama-shi, Kanagawa), Chubu Branch Office (Nagoya-shi, Aichi), Kinki Branch Office (Toyonaka-shi, Osaka), Chushikoku Branch Office (Hiroshima-shi, Hiroshima), Kyushu Branch Office (Fukuoka-shi, Fukuoka), Beijing Office (China)

Kashima Oil Co., Ltd. Head Office (Minato-ku, Tokyo), Kashima Oil Refinery (Kamisu-shi, Ibaraki)
Kashima Aromatics Co.,Ltd. Head Office (Minato-ku, Tokyo), Kashima Factory (Kamisu-shi, Ibaraki)
Japan Energy Development Co., Ltd. Head Office (Minato-ku, Tokyo), Nakajo Plant (Tainai-shi, Niigata)

Metals (Nippon Mining & Metals Group)
Nippon Mining & Metals Co., Ltd.
Head Office (Minato-ku, Tokyo), Hitachi Area Coordination Center, Technology Development Center, HMC Works (Hitachi-shi, Ibaraki), Isohara Works (Kitaibaraki-shi, Ibaraki), Shirogane Works (Hitachi-shi, Ibaraki), Toda Works (Toda-shi, Saitama), Kurami Works (Koza-gun, Kanagawa), Kurami Works, Kawasaki Plant (Kawasaki-shi, Kanagawa), Chile Office (Chile)

Pan Pacific Copper Co., Ltd.
Head Office (Minato-ku, Tokyo), Osaka Branch (Osaka-shi, Osaka), Nagoya Branch (Nagoya-shi, Aichi), Fukuoka Branch (Fukuoka-shi, Fukuoka), Chile Office (Chile), Hibi Smelter (Tamano-shi, Okayama)

Nikko Smelting & Refining Co., Ltd. Head Office (Minato-ku, Tokyo), Saganoseki Smelter & Refinery (Oita-shi, Oita), Hitachi Works (Hitachi-shi, Ibaraki)
Hibi Kyodo Smelting Co., Ltd. Head Office (Minato-ku, Tokyo), Tamano Smelter (Tamano-shi, Okayama)
Nikko Metals Philippines, Inc. (Philippines) Head Office and Plant (Philippines)
Nikko Fuji Electronics Co., Ltd. Head Office, Isohara Plant (Kitaibaraki-shi, Ibaraki), Hitachi Plant (Hitachi-shi, Ibaraki)

Other Operations (Independent Operating Companies and Functional Support Companies)	Toho Titanium Co., Ltd. Head Office, Chigasaki Plant (Chigasaki-shi, Kanagawa), Hitachi Plant (Hitachi-shi, Ibaraki) Yahata Plant (Kitakyushu-shi, Fukuoka) Kurobe Plant (Kurobe-shi, Toyama)
Notes:
1.	In April 2008, the Hitachi Works operated by Nippon Mining & Metals Co., Ltd., was renamed the Hitachi Area Coordination Center.

2.	In April 2008, HMC Works opened as a major recycling and environmental services facility of Nippon Mining & Metals Co., Ltd.

3.	Nippon Mining & Metals Co., Ltd., closed its Shanghai office in November 2008.

4.	In April 2008, Nikko Materials Philippines, Inc., changed its business name to Nikko Metals Philippines, Inc.

5.	Toho Titanium Co., Ltd., became a consolidated subsidiary in June 2008.
(8) Status Group Companies’ Workforces (as of March 31, 2009)

	Number of	Comparison with
Segment	Employees	the end of Fiscal 2007
Petroleum (Japan Energy Group)	4,277	(+) 81
Metals (Nippon Mining & Metals Group)	4,975	(+)124
Other Operations (Independent Operating Companies and Functional Support Companies)	1,477	(+)208
Total	10,729	(+)413
Notes:
1.	The Company’s employees are included in “Other Operations (Independent Operating Companies and Functional Support Companies)”.

2.	The increase in the number of employees of “Other Operations (Independent Operating companies and Functional Support Companies)” is largely attributable to Toho Titanium Co., Ltd., becoming a consolidated subsidiary.

3.	Contract and temporary employees are not included in the number of employees listed above.
(9) Main Lenders (as of March 31, 2009)
(Millions of yen)

Name of lender	Amount of borrowings
Mizuho Corporate Bank, Ltd.	49,660
Sumitomo Mitsui Banking Corporation	18,940
The Chuo Mitsui Trust Banking Co., Ltd.	17,400
Development Bank of Japan	16,000
Mitsubishi UFJ Trust & Banking Corporation	14,800
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	10,600
The Sumitomo Trust & Banking Co., Ltd.	8,900
Nippon Life Insurance Company	7,500
Shinkin Central Bank	6,400
The Nanto Bank, Ltd.	6,300

2. Stock Information (as of March 31, 2009)
1) Number of authorized shares: 3 billion shares
2) Total number of shares issued: 928,462,002 shares
                                                                                  (including 1,437,084 shares in treasury stock)
3) Total number of shareholders : 80,726 shareholders
4) Major shareholders

		Percentage of
	Number of shares held	ownership of total
Name of shareholder	(shares)	issued shares (%)
Japan Trustee Services Bank, Ltd. (held in trust account)	122,116,500	13.2
The Master Trust Bank of Japan, Ltd. (held in trust account)	72,428,000	7.8
Japan Trustee Services Bank, Ltd. (held in trust account 4G)	71,356,500	7.7
Mizuho Corporate Bank, Ltd.	22,172,398	2.4
Trust & Custody Services Bank, Ltd. (held in securities investment trust account)	16,765,500	1.8
Sumitomo Mitsui Banking Corporation	14,842,362	1.6
INPEX Corporation	14,477,993	1.6
Sompo Japan Insurance Inc.	13,982,400	1.5
Mellon Bank NA as Agent for Its Client Melon Omnibus US Pension	11,964,507	1.3
Japan Trustee Services Bank, Ltd. (held in trust account 4)	11,550,500	1.2

Note:	Major shareholders’ ownership stakes were calculated based on shares outstanding net of treasury stock holdings (1,437,084 shares).

3. Stock Acquisition Rights
1)	Stock acquisition rights held by Directors and Statutory Auditors as of the end of the fiscal year ended March 31, 2009

Issue date	July 1, 2005	July 26, 2006	August 9, 2007	August 14, 2008
Number of holders
Directors (excl. Outside Directors)	8	8	8	8
Outside Directors	0	0	1	2
Auditors	2	1	0	0
Type of underlying shares	Common stock of the Company
Number of underlying shares (500 shares per stock acquisition right)	93,000	58,000	53,000	83,000
Payment (selling price) per right	Awarded at	¥430,000	¥463,000	¥260,500
	no cost	(¥860 per share)	(¥926 per share)	(¥521 per share)
Exercise price per right	¥500 (¥1 per share)
Exercise period of the stock acquisition rights	July 2, 2005 —	July 27, 2006 —	August 10, 2007 —	August 15, 2008 —
	June 30, 2025	June 30, 2026	June 30, 2027	June 30, 2028
Main conditions for the exercise of stock acquisition rights	A holder of stock acquisition rights is entitled to exercise such rights within three years starting from the day immediately following the date of termination of his/her service as either Director, Senior Officer, or Auditor of the Company or as Director, Executive Officer, Corporate Officer, Senior Manager or Auditor of Japan Energy Corporation, Nippon Mining & Metals Co., Ltd., or other subsidiaries designated by the Company’s Board of Directors.

Notes:

1.	Stock acquisition rights held by Auditors were issued during their terms as Director of the Company or its subsidiaries.

2.	In accord with the enforcement of the Companies Act (May 1, 2006), stock acquisition rights issued as stock options to Directors of the Company is regarded as part of Director remuneration. Additionally, pursuant to the Accounting Standards Board of Japan (ASBJ) Statement No. 8, “Accounting Standard for Share-based Payment”, issued by ASBJ on December 27, 2005, the fair value of stock options issued during the period were recorded as expenses. Of the stock acquisition rights listed above, those granted on July 1, 2005, were issued under the former Commercial Law, and those granted on July 26, 2006, August 9, 2007 and August 14, 2008 were issued under the Companies Law.

2)	Stock acquisition rights issued to employees of the Company, and directors and employees of subsidiaries of the Company during the fiscal year ended March 31, 2009

Issue date	August 14, 2008
Number of holders

Employees of the Company (excluding those acting concurrently as Directors or Statutory Auditors of the Company)	3

Directors and employees of subsidiaries of the Company (excluding those acting concurrently as Directors or Statutory Auditors of the Company)	35

Type of underlying shares	Common stock of the Company

Number of underlying shares (500 shares a unit of stock acquisition right)	256,500 shares

Payment per right	¥260,500 (¥521 per share)

Exercise price per right	¥500 (¥1 per share)

Exercise period	August 15, 2008 — June 30, 2028

Main conditions on the exercise of stock acquisition rights	A holder of stock acquisition rights is entitled to exercise such rights within three years starting from the day immediately following the date of termination of his/her service as either Director, Senior Officer, or Auditor of the Company or as Director, Executive Officer, Senior Manager or Auditor of Japan Energy Corporation, Nippon Mining & Metals Co., Ltd., or other subsidiaries designated by the Company’s Board of Directors.

4. Directors and Statutory Auditors
1)	Name of Directors and Statutory Auditors (as of March 31, 2009)

Representative positions at other
Name	Position and responsibilities	companies etc.
Yasuyuki Shimizu	Chairman and Representative Director

Mitsunori Takahagi	President and Chief Executive Officer

Kazuo Oki	Director (Senior Managing Director) (in charge of technology and development, Technology and Development Group)

Fumio Ito	Director (Managing Director) (in charge of audit, Auditing Group) (in charge of legal affairs, General Administration Group) (in charge of Internal Control Promotion Department)

Kiyonobu Sugiuchi	Director (Managing Director) (In charge of finance, Financial Group) (In charge of management and IR, Planning and Management Group) (In charge of Internal Control Promotion Department)

Nobuyuki Yamaki	Director (In charge of General Affairs, General Administration Group) (Secretary-General, Nippon Mining Management College)

Isao Matsushita	Director	President and Representative Director, Japan Energy Corporation Representative Director, Japan Energy Development Co., Ltd.

Masanori Okada	Director	President and Representative Director, Nippon Mining & Metals Co., Ltd.

Etsuhiko Shoyama	Director	Chairman of the Board, Hitachi Ltd.

Juichi Takamura*	Director	Emeritus professor, Musashino University

Koichi Seno	Full-time Statutory Auditor

Isao Yamanashi	Full-time Statutory Auditor

Hiroyasu Watanabe	Statutory Auditor	Professor, Accounting and Law, Waseda University Graduate School of Finance Visiting Professor, Graduate School for Law and Politics The University of Tokyo

Toshinori Kanemoto*	Statutory Auditor	Lawyer

Mitsudo Urano*	Statutory Auditor	Chairman and Representative Director, Nichirei Corporation

Notes:

1.	Asterisks (*) indicate Directors or Auditors newly elected and appointed at the Company’s 6th Annual General Meeting of Shareholders, held on June 26, 2008.

2.	Etsuhiko Shoyama and Juichi Takamura are Outside Directors.

3.	Hiroyasu Watanabe, Toshinori Kanemoto and Mitsudo Urano are Outside Auditors.

4.	Auditor Hiroyasu Watanabe was formerly Commissioner of the National Tax Agency and filled various posts at Japan’s Ministry of Finance. He is presently a professor at the Waseda University Graduate School of Finance, Accounting and Law and a visiting professor at the University of Tokyo Graduate School for Law and Politics, and he has a strong knowledge of finance and accounting.

5.	Auditor Isao Yamanashi was engaged in duties related to accounting at a Group company and has a strong knowledge of finance and accounting.

6.	The following director’s status as a representative of another corporation changed as follows effective April 1, 2009.

Name	Representative positions at other companies etc.
Etsuhiko Shoyama	Board Director (Chairman), Hitachi Ltd.

7.	Shinji Ono retired from his former position as an auditor at the conclusion of the Company’s 6th Annual General Meeting of Shareholders.

2)	Compensation Paid to Directors and Auditors

	Number of
Position	Directors / Statutory Auditors	Total compensation paid
Director	10	¥278 million
Auditor	6	¥85 million
Total	16	¥363 million

Note:	Of compensation paid to offset directors’ obligations to make payments for stock acquisition rights granted as stock options to 10 directors during the fiscal year ended March 31, 2009, the above compensation includes ¥43 million paid in consideration for execution of duties during the fiscal year ended March 31, 2009.
3)	Policy Regarding Compensation of Directors and Auditors

The Company pays compensation to its Directors in three forms: fixed remuneration, performance-based bonuses and stock acquisition rights as stock options. The Company sets the amount of compensation within the limits approved by shareholders at the General Meeting of Shareholders. Of the three types of compensation, the Company determines fixed remuneration by fair process of examination and deliberation by the Board of Directors based on each Director’s performance and competency with consideration for general average levels of compensation and other matters. Apart from fixed remuneration, the Company has introduced performance-based bonuses that are affected by the Company’s business results for each fiscal year. The Company discontinued Directors’ retirement benefits after the 3rd Annual General Meeting of Shareholders and reallocated part of the amount equivalent to those retirement benefits to stock acquisition rights as stock options. As such, the Company’s basic policy is to make Directors’

compensation more sensitive to and reflective of the Company’s stock price and consolidated business results.

For the fiscal year ended March 31, 2009, the Company reduced directors’ fixed remuneration and discontinued payment of performance-based bonuses to directors from January 2009 on account of deterioration in its earnings.

Because their responsibilities are independent of the management of the Company, the Company pays its Auditors fixed remuneration. Such remuneration is set at an appropriate amount through discussions among Auditors and set to be within the limits approved by shareholders at the General Meeting of Shareholders.
4)	Outside Directors / Statutory Auditors

a)	Material positions at other companies

Position	Name	Names of other companies	Position at other companies
Outside Director	Etsuhiko Shoyama Juichi Takamura	Hitachi, Ltd Hitachi Chemical Company, Ltd. —	Chairman of the Board Chairman of the Board Outside Director —

Outside Auditor	Hiroyasu Watanabe Toshinori Kanemoto Mitsudo Urano	Ishida Co., Ltd. Nomura Co., Ltd. Takara Standard Co., Ltd. Kameda Seika Co., Ltd. Nichirei Corporation	Outside Director Outside Auditor Outside Auditor Outside Auditor Chairman and Representative Director
b)	Summary of activities performed by Outside Directors and Outside Statutory Auditors

Position	Name	Summary of activities performed
Outside Director	Etsuhiko Shoyama Juichi Takamura	Attended 12 out of 14 meetings of the Board of Directors held during the fiscal year ended March 31, 2009, and made remarks pursuant to knowledge on business management.

After being elected in June last year, attended all of the 11 meetings of the Board of Directors held during the fiscal year ended March 31, 2009, and made remarks pursuant to knowledge on business management.

Outside Auditor	Hiroyasu Watanabe	Attended all of the 14 meetings of the Board of Directors and 13 meetings of the Board of Statutory Auditors held during the fiscal year ended March 31, 2009, and made remarks pursuant to knowledge on business management.

Toshinori kanemoto	After being elected in June last year, attended all of the 11 meetings of the Board of Directors and 10 meetings of the Board of Statutory Auditors held during the fiscal year ended March 31, 2009, and made remarks pursuant to knowledge on business management.

	Mitsudo Urano	After being elected in June last year, attended 10 out of 11 meetings of the Board of Directors and all of the 10 meetings of the Board of Statutory Auditors held during the fiscal year ended March 31, 2009, and made remarks pursuant to knowledge on business management.

c)	Outline of Liability Limitation Agreement

The Company’s Articles of Incorporation set out provisions regarding liability limitation agreements with Outside Directors and Outside Auditors, under which the Company enters into a liability limitation agreement with each Outside Director and Outside Auditor to limit his/her liability to the Company to the greater of five (5) million yen or the minimum amount of limited liability specified by laws and regulations.

d)	Compensation Paid to Outside Directors and Outside Auditors

	Number of Outside Directors /
Position	Outside Auditors	Total compensation paid
Outside Director	2	¥18 million
Outside Auditor	4	¥32 million
Total	6	¥50 million

Note:	Total compensation paid to the two Outside Directors above to offset the payment for stock acquisition rights issued as stock options during the fiscal year ended March 31, 2009, includes ¥1 million in consideration of execution of duties during the fiscal year.

5. Accounting Auditor
1)	Names of Accounting Auditor (as of March 31, 2009)
     Ernst & Young ShinNihon LLC

Note:	In July 2008, Ernst & Young ShinNihon LLC changed its name from Ernst & Young ShinNihon in conjunction with a change in its auditor classification.
2)	Fees Paid

a)	Amount of compensation payable as consideration for accounting audit services for the Company in the fiscal year ended March 31, 2009	¥48 million

b)	Total amount of financial benefits to be paid by the Company and its subsidiaries	¥474 million

Notes:

1.	The amount of audit fees payable under the audit engagement contract between the Company and the audit firms includes both fees payable for audit conducted pursuant to the provisions of the Companies Law, and audit conducted pursuant to the provisions of the Securities and Exchange Law. As these fees are not separately identified and are practically indivisible, a combined amount comprising the two fees is shown in a) above.

2.	The Company and its subsidiaries have hired and paid Ernst & Young ShinNihon LLC to provide advice on internal controls related to financial reporting. Said advice is a service not named in Article 2, Paragraph 1 of the Certified Public Accountants Law.

3.	The Company received consulting services from Ernst &Young ShinNihon LLC on the business merger with Nippon Oil Corporation. Those consulting services were services other than those specified in Article 2, Paragraph 1 of the Certified Public Accountants Law, and the Company accordingly paid compensation to Ernst &Young ShinNihon LLC for these services.

4.	Among the Company’s material subsidiaries, Nippon Mining of Netherlands B.V. and Nikko Materials Philippines, Inc., are audited by accounting audit firms other than the Accounting Auditors of the Company.
3)	Policy Regarding Dismissal or Non-reappointment of Accounting Auditors

The Company’s Board of Auditors dismisses Accounting Auditors pursuant to Article 340 of the Companies Law. Further, if the Company determines that Accounting Auditors may not be able to appropriately conduct audits due to factors arising that may adversely affect Accounting Auditors’ suitability or independence, the Company submits proposals regarding dismissal or non-reappointment of Accounting Auditors to the General Meeting of Shareholders, subject to the consent of or pursuant to requests made by the Board of Auditors.

6. Systems and Policies of the Company
1)	Systems to Ensure Conformity in Directors’ Execution of Duties according to Laws and Regulations and Articles of Incorporation and Systems to Ensure Appropriateness of Other Operations

The framework of systems for ensuring appropriateness of operations of the Company is as follows: With the Internal Control Promotion Department as the administrative center, the Company works to establish appropriate systems and fully implement internal controls, while the Nippon Mining Holdings Group’s Internal Control Committee deliberates and lays out specific policies on the Group’s overall internal controls.
a)	System to ensure conformity of Directors’ and employees’ execution of duties according to laws and regulations and Articles of Incorporation

The Company continuously works to strengthen and reinforce compliance, and it has accordingly established and administers compliance standards to be observed by Directors and employees, the Nippon Mining Holdings Group Compliance Committee, and other systems and standards, and it has also established and operates a reporting system and internal audit system to effectively audit Directors’ and employees’ compliance with laws and regulations and Articles of Incorporation.
b)	System for safekeeping and management of information relating to Directors’ execution of duties

Pursuant to the Board of Directors Rules, Management Committee Rules, Basic Rules on Protection of Personal Information, and other internal rules, the Company records, keeps, and manages information appropriately, and the Company also verifies the effectiveness of and reviews these rules as necessary.
c)	Rules and other systems for managing risk

With regard to risks that may damage the corporate value of Nippon Mining Holdings Group, the Company works to improve risk management by formulating appropriate measures to avoid risk, establishing emergency systems, and taking other pertinent measures. To this end, the Company takes measures to strengthen the Group’s overall risk management by taking into consideration specific standards of risk management and actual implementation of systems that are established and operated by individual Group companies.
d)	System to ensure efficient execution of duties by Directors

To improve corporate value through effective management and optimal allocation of enterprise resources across the Nippon Mining Holdings Group, the Company administers the Group pursuant to a basic agreement regarding administration of the Group with core subsidiaries while respecting each subsidiary’s independence in business operation. The Company thus seeks to ensure efficient control over business of the Group and transparency of management.

The majority of the Company’s Directors are full-time Directors of the holding company and manage/supervise the Group’s business independently of the operation of those business. However, to facilitate the reporting of the status of core businesses to the Company’s Board of Directors and Management Committee, Presidents of core subsidiaries, who are in charge of the operation of each of the Group’s core businesses, concurrently act as Directors of the Company.
e)	System to ensure appropriate business operation in the Nippon Mining Holdings Group

Under the administration structure of the Nippon Mining Holdings Group as described in d) above, each Group company pursues efficient business operation suited to its business characteristics while seeking to strengthen internal controls through thorough compliance and risk management efforts.

f)	Matters regarding employees who are assigned at the request of Statutory Auditors to assist in their duties

The Company has set up a team of staff to assist Statutory Auditors by assisting in the duties of the Auditors. Staff employed specifically for this purpose assist Statutory Auditors in performing their duties.

g)	Matters regarding independence of staff who assist Auditors from Directors

Duties performed by staff who assist Auditors are not subject to instructions and/or orders given by Directors. To ensure the independence of such staff from Directors, Directors consult in advance with the Auditors about the hiring and evaluation of staff who will assist Auditors.

h)	System for reporting by Directors and employees to Auditors and other systems regarding reporting to Auditors

Directors regularly report to Auditors regarding the status of their duties. Directors also immediately report to Auditors any actual or potential violations of laws, regulations, and/or Articles of Incorporation.

Employees submit to visiting audits as requested by Auditors and immediately report to Auditors any actual or potential violations of laws, regulations, and/or Articles of Incorporation.

i)	Other systems to ensure effective audits conducted by Auditors

Auditors monitor Directors’ duties by attending the Board of Directors meetings and Management Committee meetings. In addition, Auditors conduct efficient audits by working closely with Accounting Auditors and internal auditing groups and by taking advantage of audits conducted by Accounting Auditors. In addition, Auditors and Directors exchange information and views through regular discussions and other interaction. Some Auditors concurrently assume the office of Auditor at core subsidiaries as well, thereby ensuring efficient audits of the entire Group.

2)	Basic Policy Regarding Control of the Company

The Nippon Mining Holdings Group employs a holding-company structure. The Group’s two core businesses are Japan Energy Corporation (petroleum business) and Nippon Mining & Metals Co., Ltd. (metals business). The Nippon Mining Holdings Group seeks to further improve its corporate value by establishing top-class competitiveness and profitability in each industry through efficient administration of the entire Group and optimal allocation of enterprise resources as well as by resolving the management issues to be addressed described above in 1(2).

The Company will not reject, as a matter of course, attempts to purchase its shares that may involve the transfer of control of the Company, provided that the prospective buyer understands the Company’s policies and that the prospective purchase may benefit the Group’s corporate value and shareholders’ common interests. However, the Company asserts that those who attempt to purchase its shares with objectives or using methods that may significantly damage its corporate value and shareholders’ common interests are not appropriate as persons who may control decision-making on policies on finance and business of the Company.

With that recognition, the Company constantly monitors its capital composition and events that affect it, including changes in major shareholders, and has put internal systems in place to respond to potentially harmful acquisition attempts.

If such a buyer makes an attempt to purchase the Company’s shares, the Company will take measures that are considered appropriate within the scope permitted by laws and regulations and these Articles of Incorporation.

3)	Policy regarding Determination of Dividend

The Company’s policy is to set shareholders’ dividends in light of business results and the operating environment and in consideration of its retained earnings and its objective of maintaining a steady dividend payout. In doing so, the Company considers all of these elements together. The Company intends to pay a year-end dividend of ¥6 per share, a decrease of ¥2 per share. This will result in a total annual dividend of ¥14 per share. The Company will strive to further improve its financial strength and to raise dividends in the future.
Numerical values presented in this report are formatted as follows:

Monetary amounts (other than those relating to consolidated financial results)	Rounded down

Monetary amounts relating to consolidated financial results, ratios, and other numerical values	Rounded to the nearest unit

Consolidated Balance Sheets
(As of March 31, 2009)
(Millions of yen)
Assets

Account title	Amount

Assets	1,886,083

Current assets	792,082

Cash and time deposits	118,840
Notes and accounts receivable, trade	233,130
Inventories	339,367
Deferred tax assets	21,843
Other current assets	80,404
Less: Allowance for doubtful accounts	(1,502)

Fixed assets	1,094,001

Property, plant and equipment	734,802

Buildings and structures	445,621
Accumulated depreciation	(294,510)
Buildings and structures, net	151,111
Machinery and equipment, other	878,962
Accumulated depreciation	(634,942)
Machinery and equipment, other, net	244,020
Tools, furniture and fixtures	42,417
Accumulated depreciation	(30,842)
Tools, furniture and fixtures, net	11,575
Land	283,184
Lease assets	3,779
Accumulated depreciation	(332)
Lease assets, net	3,447
Construction in progress	41,465

Intangible assets	78,228

Goodwill	9,924
Other	68,304

Investments and other long-term assets	280,971

Investments in securities	189,284
Long-term loans	4,871
Deferred tax assets	59,287
Other	29,138
Less: Allowance for doubtful accounts	(1,609)

Total assets	1,886,083

Liabilities and Net assets

Account title	Amount

Liabilities	1,226,145

Current liabilities	758,450

Notes and accounts payable, trade	186,455
Short-term borrowings	361,942
Accounts payable, other	113,569
Accrued income taxes	4,309
Other current liabilities	92,175

Long-term liabilities	467,695

Bonds	35,000
Long-term debt	302,632
Lease obligations	4,361
Deferred tax liabilities	29,313
Allowance for retirement benefits	59,427
Accrued retirement benefits for corporate directors and auditors	986
Allowance for periodic repair works	15,890
Negative goodwill	439
Other long-term liabilities	19,647

Net assets	659,938

Shareholders’ equity	606,772

Common stock	73,920
Capital surplus	226,748
Retained earnings	306,987
Less: Treasury stock, at cost	(883)

Valuation and translation adjustment	(39,425)

Unrealized gain on marketable securities	10,008
Deferred hedge gain (loss)	(8,328)
Surplus from land revaluation	(3,091)
Accumulated translation adjustment	(38,014)

Stock acquisition rights	499

Minority interests in consolidated subsidiaries	92,092

Total liabilities and net assets	1,886,083

(Amounts rounded to the neareset million yen)

Consolidated Statements of Income
(from April 1, 2008 to March 31, 2009)
(Millions of yen)

Account title	Amount

Net sales	4,065,059

Cost of sales	3,969,468

Gross profit	95,591

Selling, general and administrative expenses	197,258

Operating income (loss)	(101,667)

Other income	60,446

Interest income	1,554
Dividend income	2,576
Exchange gain	—
Amortization of negative goodwill	912
Equity in income of non-consolidated subsidiaries and affiliates	48,897
Other	6,507

Other expenses	26,212

Interest expenses	12,527
Foreign exchange losses	3,639
Other	10,046

Income (loss) before special items	(67,433)

Special profit	4,611

Gain on sales of property, plant and equipment	1,676
Gain on sales of investments in securities, net	204
Gain on sales of investments in subsidiary	1,075
Reversal of reserve for loss on business liquidation	—
Compensation income for expropriation	—
Other	1,656

Special loss	23,014

Loss on sales of property, plant and equipment	705
Loss on disposal of property, plant and equipment	7,401
Impairment losses	7,539
Loss on write-down of investments in securities	1,969
Provision for allowance for environmental remediation	343
Provision for allowance for costs of disposal of unutilized property, plant and equipment	29
Provision for allowance for restoration and rehabilitation costs of a closed mining site	—
Restructuring loss	1,490
Loss on business withdrawal	1,075
Loss due to fire accident	878
Other	1,585

Income (loss) before income taxes and minority interests	(85,836)

Income taxes	(57,636)

Income taxes-current	18,663

Income taxes-deferred	(76,299)

Minority interests in earnings of consolidated subsidiaries	12,594

Net income (loss)	(40,794)

(Amounts rounded to the neareset million yen)

Consolidated Statements of Changes in Net Assets
For the year ended March 31, 2009
(millions of yen)

	Shareholders’ equity					Valuation and translation adjustment
						Unrealized					Minority
						gain on	Deferred	Surplus	Accumulated	Stock	interests in
	Common	Capital	Retained	Treasury		marketable	hedge gain	from land	translation	acquisition	consolidated	Total net
	stock	surplus	earnings	stock	Total	securities	(loss)	revaluation	adjustment	rights	subsidiaries	assets

Balance as of March 31,2008	73,920	226,759	362,360	(717)	662,322	23,241	16	(3,088)	(1,080)	361	83,492	765,264

Effect of changes in accounting policies applied to foreign subsidiaries for unification of their accounting policies			16		16						317	333

Changes of items during the period

Cash dividends paid			(14,840)		(14,840)							(14,840)
Net loss			(40,794)		(40,794)							(40,794)
Acquisition of treasury stock				(265)	(265)							(265)
Disposition of treasury stock		(8)		57	49							49
Grant of treasury stock with exercise of stock acquisition rights		(3)		42	39							39
Reclassification with surplus from land revaluation			1		1							1
Change of scope of consolidation			244		244							244
Net changes of net assets other than shareholders’ equity						(13,233)	(8,344)	(3)	(36,934)	138	8,283	(50,093)

Total changes of items during the period	—	(11)	(55,389)	(166)	(55,566)	(13,233)	(8,344)	(3)	(36,934)	138	8,283	(105,659)

Balance as of March 31, 2009	73,920	226,748	306,987	(883)	606,772	10,008	(8,328)	(3,091)	(38,014)	499	92,092	659,938

Notes to Consolidated Financial Statements
1. Significant Information Regarding the Preparation of Consolidated Financial Statements
(1)	Scope of consolidation
(a)	Number of consolidated subsidiaries: 109

Names of major consolidated subsidiaries

Japan Energy Corporation, Nippon Mining & Metals Co., Ltd., Kashima Oil Co., Ltd., Kashima Aromatics Co., Ltd., JOMO-NET Co., Ltd., Japan Energy Development Co., Ltd., Pan Pacific Copper Co., Ltd., Nikko Smelting & Refining Co., Ltd., Hibi Kyodo Smelting Co., Ltd., Nippon Mining of Netherlands B.V., Nikko Shoji Co., Ltd., Nikko Metals Philippines, Inc., Nikko Fuji Electronics Co., Ltd., Toho Titanium Co., Ltd., Nichiyo Engineering Corporation

(b)	Name of major non-consolidated subsidiary Japan Energy Analytical Research Center Co., Ltd.

(Reason for excluding from consolidation)

The subsidiaries excluded from consolidated accounting are all small in size whose total assets, net sales, net income/loss (the portion proportionate to the Company’s equity interest) and retained earnings (the portion proportionate to the Company’s equity interest) are insignificant respectively in all and do not have material impact on the Company’s consolidated financial statements.

(c)	Changes in scope of consolidation

Kyobishi Co., Ltd., Ishikawa Oil Co., Ltd., JOMO-Net Outsourcing Co., Ltd., Nikko Metals Hong Kong Ltd., Materials Service Complex Malaysia Sdn. Bhd, and two other companies were included due to expansion of their business and increased importance to the Company’s results. Asia Shoji Co., Ltd. was included because it was newly established.

JOMO-NET Sapporo Co., Ltd., JOMO-NET Tohoku Co., Ltd., JOMO-NET Kita Kanto Co., Ltd., JOMO-NET Higashi Tokyo Co., Ltd., JOMO-NET Nishi Tokyo Co., Ltd., JOMO-NET Tokai Co., Ltd., JOMO-NET Kansai Co., Ltd., JOMO-NET Sanyo Co., Ltd., JOMO-NET Kyushu Co., Ltd., Ishikawa Oil Co., Ltd., and JOMO-NET Outsourcing Co., Ltd. were excluded from consolidation due to their merger with JOMO-NET Minami Kanto Co., Ltd. Nikko Materials Taiwan Co., Ltd., and Nippon Mining Taiwan Co., Ltd., were excluded from consolidation due to their merger with Nikko Shoji Taiwan Co., Ltd. Pan Pacific Copper Taiwan Co., Ltd. was liquidated and thus excluded. JOMO-Net Minami-Kanto Co., Ltd. was renamed JOMO-NET Co., Ltd., and Nikko Shoji Taiwan Co., Ltd. was renamed Nikko Metals Taiwan Co., Ltd.

Toho Titanium Co., Ltd., an equity-method affiliate until the previous fiscal year, became a consolidated subsidiary because more than half of its directors were from the Group. Central Computer Services Co., Ltd., a consolidated subsidiary until the previous fiscal year, became an equity-method affiliate because the Company sold part of its stake in said company.
(2)	Application of equity method
(a)	Number of affiliates accounted for by equity method: 13

Names of major affiliates accounted for by equity method:
Tatsuta Electric Wire and Cable Co., Ltd., Maruwn Corporation, Minera Los Pelambres, LS-Nikko Copper Inc.

NTT Data CCS Corporation
(b)	Name of major non-consolidated subsidiary not applied for by equity method
Japan Energy Analytical Research Center Co., Ltd.
(c)	Name of major affiliate not applied for by equity method:
TOSHIN YUSOSEN CO., LTD.
(Reason for non-application of equity method)

The non-consolidated subsidiary and affiliates not applied for by equity method are all small in size whose net income/loss (the portion proportionate to the Company’s equity interest) and retained earnings (the portion proportionate to of the Company’s equity interest) and do not have material impact on the Company’s consolidated financial statements.

(d)	Change in the application of equity method

am/pm JAPAN Co., Ltd., was excluded from an equity-method affiliate because it acquired its own all shares of a class through a class-wide call. Industrial Finance Ltd. was excluded from an equity-method affiliate because it was liquidated. Central Computer Services Co., Ltd., a consolidated subsidiary until the previous fiscal year, became an equity- method affiliate because the Company sold part of its stake in said company.

Central Computer Services Co., Ltd., was renamed NTT Data CCS Corporation. Toho Titanium Co., Ltd., an equity- method affiliate until the previous fiscal year, became a consolidated subsidiary because more than half of its directors were from the Group.
(3)	Fiscal year ends of consolidated subsidiaries
The following consolidated subsidiaries have different fiscal year ends from the consolidation:

Fiscal year end	Name of Company
December 31st	Japan Energy (Singapore) Pte., Ltd.
Nippon Mining of Netherlands B.V. and 27 other companies

June 30th	Irvine Scientific Sales Co., Inc.
Financial statements of the consolidated subsidiaries listed above as of their book closing date were used for the consolidation purpose, with the exception of Irvine Scientific Sales Co., Inc., whose financial statements used for consolidated accounting were prepared as of December 31st for the purpose of provisional settlement of accounts.

Adjustments were made for significant transactions taking place in the intervening period.
(4)	Accounting standards
(a)	Valuation basis and valuation method for significant assets
i)	Investment Securities

Other securities

With readily determinable market values:	stated at market values as of each respective balance sheet date, and associated unrealized gains and losses, net of taxes, are reported as a separate component of net assets. Acquisition costs, which form the basis for calculations, are determined by the moving average method.

Without readily determinable market values:	stated at cost mainly based on the moving average method.
ii)	Inventories

(Domestic consolidated subsidiaries)
Petroleum inventories are stated at the lower of cost or market using the average cost method, and metals inventories are stated at the lower of cost or market using the first-in first-out method.
(Foreign consolidated subsidiaries)
Inventories held by the Company’s foreign consolidated subsidiaries are primarily stated at the lower of cost or market using the first-in, first-out method.
(b)	Depreciation method for fixed assets

Depreciation of property, plant and equipment (excluding leased assets) is primarily calculated based on the straight-line method.

(Additional information)

Effective for the fiscal year ended March 31st, 2009, the Company and its domestic consolidated subsidiaries applied the depreciation in the revised Corporate Tax Law in line with the 2008 Tax Reform, in which useful lives for depreciation of property, plant and equipment, mainly machinery and equipment, were revised based on the number of years of acute use, as well as the classification of assets.

As a result of this application, depreciation increased by 5,435 million yen, operating loss increased by 4,803 million yen, loss before special items increased by 4,820 million yen and loss before income taxes and minority interests increased by 4,914 million yen.

Amortization of intangible assets is primarily computed using the straight-line method

Leased assets for financing lease transactions whose ownership are not transferred: depreciation of lease assets is calculated based on the straight-line method over the leased term of the leased assets assuming no residual value.

(c)	Allowances

i) Allowance for doubtful accounts

For the domestic consolidated subsidiaries, allowance for doubtful accounts is calculated based on the aggregate amount of individually estimated credit losses for doubtful receivables plus an amount calculated using historical write-off experience over a certain period for receivables other than doubtful receivables.

Overseas consolidated subsidiaries calculate the amount of allowance for doubtful accounts based on individual assessment of unrecoverable amount.

ii) Allowance for retirement benefits

The reserve for employee retirement benefits, which is provided for future pension and severance paid at retirement, is recorded as the amount that has accrued at the end of the fiscal year, which is computed based on the projected benefit obligationand the estimated fair value of pension plan assets at the end of the fiscal year.

Unrecognized net obligation at the date of initial application of the accounting standard for retirement benefits has been amortized on a straight-line basis over a period of ten years.

Unrecognized actuarial gains or losses and unrecognized prior service cost are recognized as income or expenses for the fiscal year of occurrence, except for certain consolidated subsidiaries which have elected to amortize them over the average remaining service period of participating employees.

iii) Allowance for periodic repair works

The Company Group has an allowance for periodic repair works in an amount equal to the estimated cost of periodically required repairs for oil tanks and machinery and equipment of oil refineries, which is accrued evenly over a period to the next scheduled repairs.

(d)	Other material information

i) Translations of foreign currency transactions and accounts

Receivables and payables denominated in foreign currencies are generally translated using the foreign exchange rates prevailing at the respective balance sheets dates. Foreign exchange gains and losses are charged to income.

Assets and liabilities owned by foreign subsidiaries and affiliates are translated at the foreign exchange rates prevailing at the respective balance sheet dates.

Revenues and expenses of foreign consolidated subsidiaries are translated into Japanese Yen using the average exchange rates for the period. Foreign exchange gains and losses are included in accumulated translation adjustment in net assets, and minority interests in consolidated subsidiaries

ii) Hedge accounting

The Company Group adopts deferred hedge accounting in principle. When cash flows of assets and liabilities denominated in foreign currencies are fixed by forward currency contracts, etc., they are translated at the corresponding contract rates.

When interest rate swaps that meet certain required conditions have critical terms matching exactly with those of financial assets or liabilities that are being hedged, such interest rate swaps are not recognized in the balance sheet, and net interest paid or received on the swaps is recognized as adjustment to the interest income or expense on the financial assets or liabilities that are being hedged.

iii) Transactions subject to consumption taxes and local consumption taxes are recorded in amounts exclusive of consumption taxes.

iv) The Company adopts the consolidated taxation system.

v) Sales and cost of sales are recognized on receipt of lease incomes in finance lease transactions.
(5)	Valuation of assets and liabilities of consolidated subsidiaries
The assets and liabilities of consolidated subsidiaries are marked to fair value at the time.
(6)	Amortization of goodwill and negative goodwill
Goodwill and negative goodwill are generally amortized over 5 years.

(7) Change in accounting policies pertaining to preparation of consolidated financial statements
(Practical Solution on Unification of Accounting Policies Applied to Foreign Subsidiaries for Consolidated Financial Statements)
Effective the fiscal year ended March 31, 2009, the Company adopted “Practical Solution on Unification of Accounting Policies Applied to Foreign Subsidiaries for Consolidated Financial Statements (ASBJ Practical Issues Task Force Report No. 18, May 17, 2006) and applied to its consolidated foreign subsidiaries. As a result of this application, operating loss increased by 1,052 million yen, loss before special items increased by 997 million yen and loss before income taxes and minority interests increased by 912 million yen, respectively.
(Accounting Standard for Lease Transactions)
Effective for the fiscal year ended March 31, 2009, the Company and its subsidiaries adopted “Accounting Standard for Lease Transactions” (ASBJ Statement No.13, revised on March 30, 2007) and “Guidance on Accounting Standards for Lease Transactions (ASBJ Guidance No.16, revised on March 30, 2007) for the lease transactions, entered into a contract on and after April 1, 2008, other than the lease transactions which deem to transfer ownership of the leased assets to the lessee. As a result of this adoption, the effect on operating loss, loss before special items, and loss before income taxes and minority interests for the fiscal year ended March 31, 2009 was immaterial. These lease transactions are accounted for as finance leases, while they were accounted for in the same manner as operating leases before adoption. On the other hand, the lease transactions entered into a contract on and before March 31, 2008, are still accounted for in the same manner as operating leases.
2. Notes to Consolidated Balance Sheets
(1) Assets pledged as collateral and obligations related to collateral
(a)	Assets pledged as collateral

Property, plant and equipment:	346,902	million yen
Investments in securities:	8,669	million yen
Cash and time deposits (time deposits):	930	million yen
Other:	366	million yen
Besides the assets stated above, the stock of a consolidated subsidiary (amount before consolidation elimination: 3,593 million yen) are pledged.
(b)	Obligations related to collateral

Long-term debt (including current portion of long-term debt):	45,627	million yen
Accounts payable, other	46,405	million yen
(deposits for deferred payment of gasoline excise tax and local road tax.):
Short-term borrowings:	426	million yen
Assets pledged as collateral stated above include obligations listed above as well as borrowings associated with a certain project invested by the Company’s consolidated subsidiary.

(2) Accumulated depreciation of property, plant and equipment:	960,626	million yen

(3) Commitments and contingent liabilities
Guarantee for bank borrowings and trade transaction made by companies other than consolidated subsidiaries	3,866	million yen
Guarantee for mortgage loans made to employees	1,967	million yen

Total	5,833	million yen
(4) Land revaluation
Pursuant to the Law for Land Revaluation, the Company and several domestic companies of group revalued their land used for business activities. The resultant adjustment was reflected, net of taxes, in “Surplus from land revaluation” in net assets of the accompanying consolidated balance sheet.

Date of revaluation:	March 31, 2000

Method of revaluation :	notice of the Commissioner of National Tax Agency in accordance with Article 2, Paragraph 4 of the Enforcement Ordinance Concerning Land Revaluation, with reasonable adjustments to the market price made by the Company Group. The revaluation is permitted only one time.
Maruwn Corporation, an affiliate accounted for by the equity method, revalued its land for business activities, and a portion of the amount of the difference resulting from the revaluation proportionate to the Company’s equity holding in Maruwn, is included in the Company’s net assets. Of the difference between the market value of the land as of the end of the fiscal year ended March 31, 2009 and its post-revaluation book value, the amount proportionate to the Company’s equity holding in Maruwn was 703 million yen.
3. Notes to Consolidated Statement of Changes in Net Assets
(1)	Type and total number of shares issued: common stock: 928,462,002 shares

(2)	Dividend of a surplus
(a)	The amount of dividends paid

					Commencement
		Total dividends paid	Cash dividend		date of dividend
Resolution	Type of stock	(millions of yen)	per share (yen)	Cut-off date	payment
The Company’s Board of Directors held on May 14, 2008	Common stock	7,420	8	March 31, 2008	June 4, 2008
The Company’s Board of Directors held on October 31, 2008	Common stock	7,420	8	September 30, 2008	December 5, 2008
Total		14,840
(b)	Dividend whose cut-off date belongs to the year ended March 31, 2009 and commencement date belongs to the following year

Scheduled			Total dividend			Commencement
date of		Dividend	paid	Cash dividend		date of dividend
Resolution	Type of stock	source	(millions of yen)	per share (yen)	Cut-off date	payment
The Company’s Board of Directors held on May 15, 2009	Common stock	Retained earnings	5,562	6	March 31, 2009	June 3, 2009
(3)	Type and number of underlying shares of stock acquisition rights as of March 31, 2009
Common stocks                968,500 shares
4. Per-share Information

Net assets per share:	612.44 yen
Net income per share:	44.02 yen
(Amounts are rounded to the nearest million yen)

Report of Independent Auditors on the Consolidated Financial Statements
(COPY)

Report of Independent Auditors on the Consolidated Financial Statements
May 11, 2009

To the Board of Directors of Nippon Mining Holdings, Inc.	Ernst & Young ShinNihon LLC
Takehiko Nagasaki Representative and Engagement Partner Certified Public Accountant

Shunji Iizuka Representative and Engagement Partner Certified Public Accountant

Tatsuhiko Atsumi Representative and Engagement Partner Certified Public Accountant

Kazuhiko Yamazaki Representative and Engagement Partner Certified Public Accountant
     We have audited the consolidated financial statements of Nippon Mining Holdings, Inc. for the fiscal year ended March 31, 2009 (April 1, 2008 through March 31, 2009), that included Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Net Assets, and Notes to Consolidated Financial Statements, pursuant to the provisions set forth in Paragraph 4, Article 444 of the Companies Law. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits as independent auditors.
     We conducted our audits in accord with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Audits are conducted on a test basis and involve assessing the accounting principles used and significant estimates made by management as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of the Group comprised of Nippon Mining Holdings, Inc. and its consolidated subsidiaries, and are in conformity with accounting principles generally accepted in Japan.
     Our firms and their engagement partners have no interest in the Company which should be disclosed pursuant to the provisions set forth in the Certified Public Accountants Law.

Non-Consolidated Balance Sheets
(As of March 31, 2009)
(Millions of yen)
Assets

Account title	Amount

Assets	628,818

Current assets	38,201

Cash and time deposits	7
Accounts receivable, trade	23
Prepaid expenses	206
Deferred tax assets	686
Short-term loans	26,749
Accounts receivable, other	10,514
Other	14

Fixed assets	590,616

Property, plant and equipment	3,417

Buildings	953
Structures	176
Machinery and equipment	61
Tools, furnitures and fixtures	139
Land	2,049
Construction in progress	37

Intangible assets	44

Software	44
Other	0

Investments and other long-term assets	587,154

Investments in securities	13,784
Investments in subsidiaries and affiliates	326,022
Other investments	5
Long-term loans	109
Long-term loans to subsidiary	244,100
Deferred tax assets	147
Guarantee deposits	2,917
Other	67

Total assets	628,818

Liabilities and Net assets

Account title	Amount

Liabilities	276,934

Current liabilities	19,128

Accounts payable, trade	29
Short-term borrowings	8,000
Accounts payable, other	7,976
Accrued expenses	1,236
Accrued income taxes	38
Deposits received	189
Unearned income	100
Allowance for employee bonuses	68
Allowance for environmental remediation	1,489

Long-term liabilities	257,805

Bonds	35,000
Long-term debt	219,100
Accrued retirement benefits for corporate directors	61
Allowance for environmental remediation	1,832
Other	1,811

Net assets	351,883

Shareholders’ equity	354,378

Common stock	73,920

Capital surplus	255,826

Capital reserve	175,625
Other capital surplus	80,201

Retained earnings	25,326

Other retained earnings	25,326
Carried forward retained earnings	25,326

Less: Treasury stock, at cost	(695)

Valuation and translation adjustment	2,993
Unrealized gain on marketable securities	2,879
Surplus from land revaluation	(5,873)

Stock acquisition rights	498

Total liabilities and net assets	628,818

(Amounts rounded down to the nearest million yen)

Non-Consolidated Statements of Operations
(from April 1, 2008 to March 31, 2009)
(Millions of yen)

Account title	Amount

Operating revenue	17,291

Dividend income	10,859

Management fee income	6,432

General and administrative expenses	7,174

Operating income	10,117

Other income	6,665

Interest income	3,853
Dividend income	2,684
Other	127

Other expenses	3,933

Interest expenses	2,580
Interest expenses on bonds	527
Interest expenses on commercial paper	717
Bonds issuance expenses	107
Other	1

Income before special items	12,849

Special profit	1,706

Gain on sales of investment in affiliate	1,493
Reversal of allowance for costs of disposal of unutilized property, plant and equipment	207
Reversal of allowance for environmental remediation	5

Special loss	228

Loss on disposal of property, plant and equipment	7
Impairment losses	185
Loss on write-down of investments in securities	4
Provision for allowance for environmental remediation	30

Income before income taxes	14,327

Income taxes	149

Deferred income taxes	(348)

Net income	14,525
(Amounts rounded down to the nearest million yen)

Non-Consolidated Statements of Changes in Net Assets
(from April 1, 2008 to March 31, 2009)
(Millions of yen)

	Shareholders’ equity						Valuation and translation adjustment
				Retained
		Capital surplus		earnings
				Other
				retained
				earnings
				Carried			Unrealized
			Other	forward			gain on	Surplus	Stock
	Common	Capital	capital	retained	Treasury		marketable	from land	acquisition	Total net
	stock	reserve	surplus	earnings	stock	Total	securities	revaluation	rights	assets

Balance as of March 31, 2008	73,920	175,625	80,211	25,640	(527)	354,870	7,176	(5,873)	361	356,535

Changes during the period

Cash dividends paid				(14,839)		(14,839)				(14,839)
Net loss				14,525		14,525				14,525
Acquisition of treasury stock					(265)	(265)				(265)
Disposition of treasury stock			(7)		55	47				47
Grant of treasury stock with exercise of stock acquisition rights			(2)		42	39				39
Net changes of net assets other than shareholders’ equity							(4,296)		137	(4,159)

Total changes	—	—	(10)	(313)	(167)	(491)	(4,296)	—	137	(4,651)

Balance as of March 31, 2009	73,920	175,625	80,201	25,326	(695)	354,378	2,879	(5,873)	498	351,883

(Amounts rounded down to the nearest million yen)

Notes to Non-consolidated Financial Statements
1.	Significant Accounting Policies
(1)	Valuation basis and valuation method for assets

Securities
Investment securities in subsidiaries and affiliates:	Carried at cost based on the moving average method

Other securities

Securities with readily determinable market values:	Carried at market values as of the balance sheet date (Unrealized gains and losses, net of taxes, are reported as a separate component of net assets. Acquisition costs, which form the basis for calculations, are determined by the moving average method.)

Securities without readily determinable market values:	Carried at cost based on the moving average method
(2)	Depreciation methods for fixed assets

Property, plant and equipment: Straight-line method
(Additional Information)

Effective for the fiscal year ended March 31st, 2009, the Company applied the depreciation in the revised Corporate Tax Law in line with the 2008 Tax Reform, in which useful lives for depreciation of property, plant and equipment, mainly machinery and equipment, were revised based on the number of years of acute use, as well as the classification of assets. The effect of this change on operating income, income before special items, and income before income taxes and minority interests is immaterial.

Intangible assets:	Straight-line method Software is amortized over its expected useful life as defined by the Company (5 years).
(3)	Allowances
(a)	Allowance for employee bonuses

The allowance for employee bonuses is provided for based on estimated amounts of future payment attributable to employee services that have been rendered to the date of the balance sheet.

(b)	Accrued retirement benefits for corporate directors

Accrued retirement benefits for corporate directors were provided for based on the amounts that had been accrued as at the balance sheet date, which were calculated based on the Company’s internal policy.

In June 2005, the Company abolished its retirement benefit program for the directors and officers of the Company and core subsidiaries of the Nippon Mining Holdings Group, and replaced it with a stock option program.

Accordingly, no provision is made for the related retirement allowance account thereafter.

(c)	Allowance for environmental remediation

The allowance for environmental remediation is provided for based on reasonable estimated amounts of future payment for environmental remediation work associated with past operations.
(4)	Other significant accounting policies
(a)	Deferred assets

Bonds issuance expenses are expensed at payment.

(b)	Hedge accounting

The Company adopts deferred hedge accounting in principle. When interest rate swaps that meet certain required conditions have critical terms matching exactly with those of financial assets or liabilities that are being hedged, such interest rate swaps are not recognized in the balance sheet, and net interest paid or received on the swaps is recognized as adjustment to interest income or expense on the financial assets or liabilities that are being hedged.

(c)	Consumption taxes and local consumption taxes.

Transactions subject to consumption taxes and local consumption taxes are recorded in amounts exclusive of consumption taxes.

(d)	Consolidated taxation system

The Company adopts the consolidated taxation system.
(5)	Significant changes in accounting policies

(Adoption of accounting standard for lease transactions)

Effective for the fiscal year ended March 31, 2009, the Company and its subsidiaries adopted “Accounting Standard for Lease Transactions” (ASBJ Statement No.13, revised on March 30, 2007) and “Guidance on Accounting Standards for Lease Transactions (ASBJ Guidance No.16, revised on March 30, 2007) for the lease transactions, entered into a contract on and after April 1, 2008, other than the lease transactions which deem to transfer ownership of the leased assets to the lessee. As a result of this adoption, the effect on operating loss, loss before special items, and loss before income taxes and minority interests for the fiscal year ended March 31, 2009 was immaterial. These lease transactions are accounted for as finance leases, while they were accounted for in the same manner as operating leases before adoption. On the other hand, the lease transactions entered into a contract on and before March 31, 2008, are still accounted for in the same manner as operating leases. There is no effect of this change on operating income, income before special items, and income before income taxes.
Among finance leases for which ownership of the leased assets does not transfers to lessees, lease transactions entered into on or before March 31, 2008, are accounted for in the same manner as operating leases.
2.	Notes to Non-consolidated Balance Sheet

(1) Accumulated depreciation of property, plant and equipment:	2,453	million yen

(2) Debt guarantees
Guarantees for borrowings	230,640	million yen
Guarantees for business transactions	9,823	million yen

Total	240,463	million yen

(3) Monetary receivables and payables of subsidiaries and affiliates (excluding receivables and payables separately presented)
Short-term due from subsidiaries and affiliates:	28,866	million yen
Long-term due from subsidiaries and affiliates:	0	million yen
Short-term due to subsidiaries and affiliates:	8,073	million yen
Long-term due to subsidiaries and affiliates:	—	million yen
(4)	Land revaluation

Pursuant to the Law for Land Revaluation, the Company revalued the land used for business activities. The resultant adjustment is reflected in “Surplus from land revaluation” in net assets of the accompanying balance sheet.

Date of revaluation:	March 31, 2000
Method of revaluation:	The land value for the revaluation was determined based on the market prices in the official notice of the Commissioner of National Tax Agency in accordance with Article 2, Paragraph 4 of the Enforcement Ordinance Concerning Land Revaluation, with reasonable adjustments taking into account of the distance of the property from the benchmark location where the related market price is established.
3. Notes to the Non-consolidated Statement of Operations

Transactions with subsidiaries and affiliates
Operating revenues:	17,291	million yen
Operating expenses:	1,466	million yen
Transactions other than operating transactions:	6,265	million yen
4.	Notes to Non-consolidated Statement of Changes in Net Assets

Type and number of treasury stock at the end of fiscal year, March 31, 2009:

Common stock:	1,437,084 shares
5.	Tax Effect Accounting

Major components of deferred tax assets and liabilities (millions of yen):

(Deferred tax assets)
Allowance for employee bonuses	27
Accrued retirement benefits for corporate directors	24
Allowance for environmental remediation	1,351
Stock acquisition rights	202
Depreciation of fixed assets in excess of the amount deductible for tax purposes	393
Investments in securities	122
Investments in affiliates	2,059
Net operating loss carry forward	4,915
Land	3,425
Adjustment of book value of investment in subsidiaries under the consolidated taxation system	220
Other	387

Sub total	13,132

Valuation allowance	(10,286)

Total deferred tax assets	2,845

(Deferred tax liabilities)
Unrealized gain on marketable securities	(1,886)
Adjustment of inter-company transactions	(126)
under the consolidated taxation system

Total deferred tax liabilities	(2,012)

Net deferred tax assets	833
6.	Leases

Among finance leases for which ownership of leased assets does not transfer to the lessees, lease transactions entered into before the commencement of the fiscal year in which the Company adopted the Accounting Standard for Lease Transaction (ASBJ Statement No.13) are as follows.

(1)	Estimated purchase cost, estimated accumulated depreciation and estimated book value of the leased assets
(Millions of yen)

	Estimated	Estimated
	purchase	accumulated	Estimated
Type of assets	cost	depreciation	book value
Vehicles and transportation equipment	19	14	4
Total	19	14	4
Note: Estimated purchase cost includes related interest expenses.
(2)	Lease payments due under the finance lease

Due within one year	3	million yen
Due after one year	0	million yen

Total	4	million yen
Note: Lease payments due include related interest expenses.
(3)	Lease expenses and estimated depreciation expenses

Lease expenses:	6	million yen
Estimated depreciation expenses:	6	million yen
(4)	Method of estimation of depreciation expenses

Depreciation expenses of the leased assets are estimated based on straight-line method over the lease term of the leased assets assuming no residual value.

7.	Related Party Transactions
(Millions of yen)

		Ownership of	Relationship with	Description of	Amount of		Ending
Category	Name of company	voting rights	related party	transactions	transaction	Account	balance
Subsidiary	Japan Energy Corporation	Direct 100%	Management	Receipt of management fees (Note 1)	4,020	Accounts receivable, trade	23
				Transaction guarantee (Note 2)	9,823	—	—

Subsidiary	Nippon Mining & Metals Co., Ltd.	Direct 100%	Management	Receipt of management fees (Note 1)	2,412	Accounts payable, trade	29
				Debt guarantee (Note 3)	7,950	—	—

Subsidiary	Nippon Mining Finance Co., Ltd.	Direct 100%	Outsourcing of Financing	Debt guarantee (Note 4)	222,600	—	—
Notes: Policy on transaction, policy on deciding terms of transaction, etc.
1.	Expenses necessary for the operation of Nippon Mining Holdings, Inc. are assumed by core subsidiaries (Japan Energy Corporation and Nippon Mining & Metals Co., Ltd.) as management fees in accordance with the scale of each subsidiary’s business. Management fees are settled in March in amounts based on actual expenses.

The amount of the ending balance includes consumption taxes.

2.	Transaction guarantee for purchase of crude oil made by Japan Energy Corporation. No fees were received for the guarantee.

3.	Debt guarantee for borrowings made by Nippon Mining & Metals Co., Ltd. No fees were received for the guarantee.

4.	Debt guarantee for borrowings made by Nippon Mining Finance Co., Ltd. No fees were received for the guarantee.
8. Per-share Information

Net assets per share:	\379.05
Net income per share:	\15.66
(Amounts are rounded down to the nearest million yen)

Report of Independent Auditors on the Non-consolidated Financial Statements
(COPY)

Report of Independent Auditors on the Non-consolidated Financial Statements
May 11, 2009
To the Board of Directors of
Nippon Mining Holdings, Inc.
Ernst & Young ShinNihon LLC
Takehiko Nagasaki
Representative and Engagement Partner
Certified Public Accountant
Shunji Iizuka
Representative and Engagement Partner
Certified Public Accountant
Tatsuhiko Atsumi
Representative and Engagement Partner
Certified Public Accountant
Kazuhiko Yamazaki
Representative and Engagement Partner
Certified Public Accountant
     We have audited the financial statements of Nippon Mining Holdings, Inc. for the seventh fiscal year ended March 31, 2009 (April 1, 2008 through March 31, 2009), that included the Balance Sheet, the Statement of Operations, the Statement of Changes in Net Assets, Notes to Non-consolidated Financial Statements, and supporting schedules, pursuant to the provisions set forth in Paragraph 2.1, Article 436 of the Companies Law. The financial statements and supporting schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and supporting schedules based on our audits as independent auditors.
     We conducted our audits in accord with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and supporting schedules are free of material misstatement. An audit is conducted on a test basis and involves assessing the accounting principles used and significant estimates made by management as well as evaluating the overall presentation of financial statements and supporting schedules. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements and supporting schedules referred to above present fairly, in all material respects, the financial position and the results of operations of Nippon Mining Holdings, Inc., for the period covered by the financial statements and supporting schedules, and are in conformity with accounting principles generally accepted in Japan.
     Our firms and engagement partners have no interest in the Company that should be disclosed pursuant to the provisions set forth in the Certified Public Accountants Law.

Audit Report
We, Board of Auditors, following reviews and discussions of the audit reports from each Auditor concerning the execution of Directors on their duties during the Company’s seventh fiscal year, April 1st, 2008 through March 31st, 2009, concluded this Report and hereby report as follows:
1. Methods and contents of auditing by each Auditor and Board of Auditors
     Board of Auditors determined the audit policy, audit plans, each Aduditor’s assignment and others for this fiscal year. The Board of Auditors received reports from each Auditor on the progress and results of his audit, and reports from Directors of the Company and the Accounting Auditor on their duties, and requested them more explanation when necessary.
     In accordance with the Audit Guidelines by the Board of Auditors, and in accordance with the audit policy and audit plans for this fiscal year, each Auditor discussed with Directors, the internal audit division members, and other employees of the Company to collect information and make it sure to communicate. In addition, each Auditor attended the meetings of Board of Directors and other important meetings of the Company, received the reports from Directors and employees on their duties, requested them more explanations when necessary, reviewed documents on important management decisions, so each of Auditors investigated the Company’s operations and financial conditions. Each of Auditors also examined and confirmed the state of the internal control system; discussions of Board of Directors regarding the establishment of the system, pursuant to Article 100 (1), (3) of the Ordinance for Enforcement of the Companies Law, since the internal control system is necessary to ensure that execution by Directors of their duties is in conformity with laws and regulations and Articles of Incorporation and to ensure appropriateness of operations at stock companies. With regard to internal control over financial reports as required by the Financial Instruments and Exchange Law, each of Auditors requested explanations when necessary after receiving reports on the evaluation and status of audit of internal control over financial reports from Directors and Ernst & Young ShinNihon LLC. With regard to the basic policy set forth in Article 118 (iii) of the Ordinance for Enforcement of the Companies Law, described in the Business Report, each of Auditors evaluated their contents while taking into consideration discussions in the Board of Directors and other deliberations. Also, when necessary, each of Auditors visited subsidiaries and exchanged information with directors and auditors of the subsidiaries, and received reports on operational and financial conditions of the subsidiaries. Based on the methods stated above, each of Auditors examined the Business Report and supporting schedules for this fiscal year.
     Moreover, each of Auditors monitored and verified whether the Accounting Audit had maintained independent and had conducted appropriate audits as professionals, received reports, and, to the extent necessary, requested explanation from the Accounting Audit. Also, each of Auditors obtained a report from the Accounting Audit stating that they have established a “system for ensuring the appropriate execution of duties” (provisions set forth in Article 131 of the Corporate Accounting Regulations) in accordance with the Quality Control Standard for Auditing (Business Accounting Council, October 28, 2005) and other requirements. Based on the methods stated above, each of Auditors examined financial statements (Balance Sheet, Statement of Operations, Statement of Changes in Net Assets, and Notes to Non-consolidated Financial Statements) and supporting schedules, as well as consolidated financial statements (Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statement of Changes in Net Assets, and Notes to Consolidated Financial Statements) for this fiscal year.

2. Results of the Audit
(1) Results of audit of Business Report and supporting schedules
Board of Auditors finds:
(a) that the Business Report and supporting schedules present fairly the conditions of the Company in conformity with relevant laws, regulations, and the Articles of Incorporation, and that there is no objection to the basic policy, set forth in Article 118 (iii) of the Ordinance for Enforcement of the Companies Law, as described in the Business Report;
(b) that, regarding the execution by Directors of their duties, there is no material misconduct nor violation of the laws, regulations, or the Articles of Incorporation; and
(c) that, the resolutions by the Board of Directors concerning the internal control system are appropriate and that there is no exceptions to be cited herein concerning the execution by Directors of their duties with respect to the internal control systems. As of the date of this report, Board of Auditors had received from Directors and Ernst & Young ShinNihon LLC that as of March 31, 2009, there is no material error in the internal control over financial reports as required by the Financial Instruments and Exchange Law.
(2) Results of Audit of Financial Statements and Supporting Schedules
Board of Auditors finds that the methods and results of the audit by Ernst & Young ShinNihon, Accounting Audit, are appropriate.
(3) Results of Audit of Consolidated Financial Statements
Board of Auditors finds that the methods and results of the audit by Ernst & Young ShinNihon, the Accounting Audit, are appropriate.
May 13, 2009
Board of Auditors of Nippon Mining Holdings, Inc.
Koichi Seno, Auditor (Full-time)
Isao Yamanashi, Auditor (Full-time)
Hiroyasu Watanabe, Auditor
Toshinori Kanemoto, Auditor
Mitsudo Urano, Auditor
Note:
Hiroyasu Watanabe, Toshinori Kanemoto, and Mitsudo Urano are outside company auditors defined in Article 2 (xvi) of Companies Law.

<English Translation>
Information Regarding Our Business Integration With Nippon Mining Holdings, Inc.
N i p p o n    O i l    C o r p o r a t i o n

To Our Shareholders:
     We would like to take this opportunity to thank you for your continued support of Nippon Oil Corporation.
     In October last year, we reached an agreement with Nippon Mining Holdings, Inc. to establish a holding company called JX Holdings, Inc. in April 2010, and fully integrate the businesses of both groups under the holding company. After reaching an agreement, we entered into a business integration agreement with Nippon Mining Holdings, Inc.
     For over 120 years since our foundation in 1888, we have remained a pioneer in developing business in the area of energy centering on petroleum, thereby making a significant contribution to the growth and development of Japan’s economy and society.
     On the other hand, the present business environment surrounding us is becoming more severe because of an inevitable decrease in domestic demand for petroleum products in the future, and increasingly fierce competition for resources such as petroleum and natural gas in the world. How to address global warming is also an important issue.
     Under these circumstances, it is an urgent issue to promote streamlining of and efficiency in the supply chains in general in the petroleum refining and marketing business. In addition, it is necessary for us to continue to strengthen the business of exploring resources such as petroleum and natural gas, and to accelerate the development of new energy (such as fuel cells and photovoltaic power generation) businesses in anticipation of a low-carbon society. In order to promptly address these issues and to be successful amidst an increasingly fierce competition, it is essential to further expand and strengthen our management base, and therefore we have decided to conduct the business integration through a joint share transfer with Nippon Mining Holdings, Inc.
     We would like to express our sincere appreciation for your long-time support.

1

     The new company (JX Holdings, Inc.) will undertake business restructuring, which would not have been possible without the business integration, so as to improve profits and reduce losses at an early stage. Aiming to become an “integrated energy, resources and materials industrial group” having a petroleum refining and marketing business, an oil and natural gas exploration and production business and a metals business, we will develop and pursue strategies for global growth, thereby maximizing corporate value. We ask for your understanding and continued support.
     This booklet summarizes the business integration between us and Nippon Mining, and lists questions often asked by our shareholders such as the handling of shares upon the share transfer, and answers to such questions. We therefore encourage you to read this carefully.
     With respect to the “Share Transfer Plan” for the incorporation of the holding company JX Holdings, Inc., we will place this item on the agenda for the Extraordinary General Meeting of Shareholders to be held on Wednesday, January 27, 2010. Please see the enclosed “Notice of the Extraordinary General Meeting of Shareholders” for details.
     We sincerely hope that you will understand the business integration after reading this booklet and the “Notice of the Extraordinary General Meeting of Shareholders.”
     Sincerely yours,
     January 5, 2010
Fumiaki Watari
Representative Director, Chairman of the Board
Shinji Nishio
Representative Director, President

2

Summary of the Business Integration
1.	Name of the Integrated Group, and Trade Names and Location of Head Office of the Holding Company and the Core Business Companies
(1)	Name of the Integrated Group

JX Group (English name: JX Group)

“JX” is a name that represents the basic philosophy of the Integrated Group.

“J” is the initial letter of “Japan” and represents determination to become a world leading integrated energy, resources and materials group as the representative of Japan, and “X” represents challenges of the unknown, growth and development for the future, and pursuance of creativity and innovation, among others.

“JX” is pronounced “Jay-Ex.”

(2)	Trade Names of the Holding Company and the Core Business Companies

Holding Company:

JX Holdings Kabushiki Kaisha

(English name : JX Holdings, Inc.)

Petroleum Refining and Marketing Business Company:

JX Nikko Nisseki Energy Kabushiki Kaisha

(English name: JX Nippon Oil & Energy Corporation)

Oil and Natural Gas Exploration and Production Business Company:

JX Nikko Nisseki Kaihatsu Kabushiki Kaisha

(English name: JX Nippon Oil & Gas Exploration Corporation)

Metals Business Company:

JX Nikko Nisseki Kinzoku Kabushiki Kaisha

(English name: JX Nippon Mining & Metals Corporation)

(3)	Location of Head Office of the Holding Company and the Core Business Companies:

6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo

3

2.	Detail of the Holding Company

(1)	Representatives: Representative Director and Chairman of the Board: Shinji Nishio

(Currently Representative Director and President of Nippon Oil Corporation)

Representative Director and President: Mitsunori Takahagi

(Currently President and Chief Executive Officer of Nippon Mining Holdings, Inc.)

(2)	Capital and Capital Reserve:

Amount of Capital is 100 billion yen, Amount of Capital Reserve is 25 billion yen

(3)	Fiscal Year End: March 31

(4)	Listed Stock Exchanges: Tokyo, Osaka and Nagoya

(5)	Administrator of the Shareholder Register: The Chuo Mitsui Trust and Banking Company, Limited.

4

3.	Process of Business Integration

5

4.	Exchange Ratio

Nippon Oil Corporation	Nippon Mining Holdings, Inc
1.07	1.00
     1.07 shares of the common stock of JX Holdings, Inc. will be allotted to shareholders whose names are recorded in the final register of shareholders of Nippon Oil Corporation on Wednesday, March 31, 2010, for each share of common stock of Nippon Oil Corporation, and 1.00 shares of the common stock of JX Holdings, Inc. will be allotted to shareholders whose names are recorded in the final register of shareholders of Nippon Mining Holdings, Inc. on Wednesday, March 31, 2010, for each share of common stock of Nippon Mining Holdings, Inc.
     However, the above-mentioned exchange ratio may be altered if there is a material change in the assets or financial health of Nippon Oil Corporation or Nippon Mining Holdings, Inc. or if circumstances that significantly impede the implementation of the share transfer arise, or it becomes clear that they will arise, or any other circumstances where it is found to be extremely difficult to achieve the purpose of the share transfer by the date of incorporation of JX Holdings, Inc.
5.	Basic Philosophy, Basic Strategy and Business Strategy of the Integrated Group (JX Group)

(1)	Basic Philosophy of JX Group
(a)	In the business areas of energy, resources, and materials, JX Group shall seek harmony with the global environment and coexist with society and establish sound and transparent corporate governance and an appropriate and expeditious business operation, thereby contributing to the creation and development of a sustainable economy and society.

(b)	JX Group shall pursue stable and efficient supply and creativity and innovation in all aspects of energy, resources and materials under a vertically integrated operating structure.
(2)	Basic Strategy and Business Strategy of JX Group
(a)	Basic Strategy of JX Group
(i)	Aim to become one of the largest integrated energy, resources and materials business groups in the world.

6

(ii)	Maximize corporate value by prioritizing the distribution of management resources in areas offering the highest profitability.

(iii)	Promote projects that assist in the creation of a better global environment and innovation of new technologies, and contribute to the development of a sustainable economy and society.
(b)	Individual Business Strategies of the Core Businesses
(i)	Petroleum Refining & Marketing Business
•	Undertake fundamental structural reforms that anticipate future changes in the business environment.

•	Strive to be an integrated energy company that responds to our customers’ needs.
(ii)	Oil and Natural Gas E&P Business
•	Aim for continuous growth while responding flexibly to changes in the business environment.

•	Strengthen our operating base on a global scale through accumulation of technology and trusted relationships with governments of oil-producing countries and business partners.
(iii)	Metals Business
•	Aim to establish a global integrated production system centered on the copper business.

•	Aim to have one of the top market shares in areas in which significant growth is expected.
6.	Reduction of Petroleum Refining Capacity
     The Integrated Group (JX Group) will reduce its petroleum refining capacity by 400 thousand BPSD by March 31, 2011, as compared to the refining capacity on December 4, 2008 (the date of the basic agreement of the business integration agreement).
     Additionally, the Integrated Group plan to further reduce its petroleum refining capacity by 200 thousand BPSD by March 31, 2015, at the latest.

7

7.	Synergies from the Business Integration
     The synergies to be pursued by the Business Integration to improve profit are as follows.
(Details)

Refinery division	14 billion yen per year
Crude Oil Procurement/ Supply Coordination/ Transportation division	13 billion yen per year
Purchase division	10 billion yen per year
Reduction of other costs	23 billion yen per year

8

Frequency Asked Questions and Answers
Q1.	What is a “share transfer”?

A1.	A “share transfer” is a method of business reorganization in which a company, singly or jointly, incorporates a new holding company and causes all of its issued shares to be acquired by the newly incorporated holding company.

Upon the share transfer, the company that conducts the share transfer becomes a wholly-owned subsidiary of the newly incorporated holding company and the shareholders of the company become shareholders of the newly incorporated holding company.
Q2.	How is the number of shares of the holding company (JX Holdings, Inc.) that will be allotted upon the share transfer calculated?

A2.	Shareholders who are recorded in the final register of shareholders of Nippon Oil Corporation on Wednesday, March 31, 2010, will receive 1.07 shares of common stock of JX Holdings, Inc. for each share of common stock of Nippon Oil Corporation that they hold.

In addition, if, as a result of the above calculation, fractional shares constituting less than one share would be allotted, JX Holdings, Inc. will calculate and pay the cash amount corresponding to the fractional shares based on the closing price of the shares of JX Holdings, Inc. on Tuesday, April 1, 2010 on the Tokyo Stock Exchange in accordance with Article 234 of the Companies Act and other applicable laws and regulations. Please see the following two examples.
Example 1: In the case where 1,000 shares of common stock of Nippon Oil Corporation are held
1,000 shares × 1.07 = 1,070 shares
     As a result of the calculation, 1,070 shares of common stock of JX Holdings, Inc. will be allotted.
     Because there are no fractional shares constituting less than one share, we will not make any cash payments.
Example 2: In the case where 2,345 shares of common stock of Nippon Oil Corporation are held

9

2,345 shares × 1.07 = 2,509.15 shares
     As a result of the calculation, 2,509 shares of common stock of JX Holdings, Inc. will be allotted.
     Additionally, we will pay the cash amount corresponding to the 0.15 shares.
Q3.	If shareholders are allotted shares of JX Holdings, Inc. upon the share transfer, are there any procedures the shareholders are required to take such as filing reports or applications?

A3.	Our shareholders do not need to take any procedures, since, under the Book-Entry Transfer System for Shares, etc., the shares of JX Holdings, Inc. will be automatically allotted to the accounts (trade accounts of securities companies or special account) of the shareholders recorded in the final register of shareholders of Nippon Oil Corporation on Wednesday, March 31, 2010. Upon the allotment, the record in the shareholders’ accounts for the shares of Nippon Oil Corporation will be deleted.

Q4.	May shareholders trade their shares of Nippon Oil Corporation prior to the share transfer?

A4.	As described below, there are certain days on which shareholders may not trade their shares of Nippon Oil Corporation on securities exchanges.

Whether the shares may be traded
Date	Schedule	on securities exchanges
March 26, 2010 (Friday)	Last day of trading for shares of Nippon Oil Corporation	Shareholders may trade shares of Nippon Oil Corporation until this date.

March 27, 2010 (Saturday)	Securities exchanges are closed	Shareholders may not trade shares of Nippon Oil Corporation on and after March 27, 2010 (Saturday).
March 28, 2010 (Sunday)
March 29, 2010 (Monday)	Delisting of the shares of Nippon Oil Corporation

10

Whether the shares may be traded
Date	Schedule	on securities exchanges
April 1, 2010 (Thursday)	Effective date of the share transfer Listing of shares of JX Holding, Inc.	Shareholders may trade shares of JX Holdings, Inc. on and after this date
Q5.	What will happen to the year-end dividend for this period (from April 1, 2009, to March 31, 2010)?

A5.	We plan to pay year-end dividend to our shareholders and registered pledgees recorded in the final register of shareholders of Nippon Oil Corporation on Wednesday, March 31, 2010. The dividend will be ¥8.0 per share.

Q6.	What will happen to dividends of JX Holdings, Inc.?

A6.	JX Holdings, Inc. will officially announce its dividend policy promptly after its establishment on Tuesday, April 1, 2010, in light of the Integrated Group (JX Group)’s long-term vision and medium-term business plan for the three years from fiscal year 2010, which is to be prepared later.

Q7.	How many shares will constitutes one unit of shares of JX Holdings, Inc.?

A7.	100 shares will constitute one unit. Currently, 1,000 of shares of Nippon Oil Corporation and 500 shares of Nippon Mining Holdings, Inc., constitute one unit, respectively.

Q8.	Is there a deadline for requesting Nippon Oil Corporation or JX Holdings, Inc. to purchase shares constituting less than one unit (the “Request for Purchase of Shares Less Than One Unit”)?

A8.

(1)	With respect to Nippon Oil Corporation:

The deadline for the Request for Purchase of Shares Less Than One Unit is Tuesday, March 25, 2010 (the request must be received by the handling office of the administrator of the shareholder register by March 25, 2010. Please see the Note below.).

11

(2)	With respect to JX Holdings, Inc.:

The Request for Purchase of Shares Less Than One Unit to JX Holdings, Inc. may only be made on or after Friday, April 2, 2010 (the request must be received by the handling office of the administrator of the shareholder register on or after April 2, 2010. Please see the Note below.).
For example, in the case where a shareholder is allotted 2,509 shares as mentioned in example No.2 of Q2, the shareholder will hold nine shares in addition to 25 unit shares (2,500 shares). The shareholder may request that JX Holdings, Inc. purchase the nine shares.
Q9.	Is there a deadline to request Nippon Oil Corporation or JX Holdings, Inc. to sell the number of shares which will, when added to the number of shares held by a shareholder, constitute one unit (the “Request for Sale of Shares Less Than One Unit”)?

A9.

(1)	With respect to Nippon Oil Corporation:

The deadline for the Request for Sale of Shares Less Than One Unit to Nippon Oil Corporation is Monday, March 15, 2010 (the request must be received by the handling office of the administrator of the shareholder register by March 15, 2010. Please see the Note below.).

(2)	With respect to JX Holdings, Inc.:

The Request for Sale of Shares Less Than One Unit to JX Holdings, Inc. may only be made on or after Friday, April 2, 2010 (the request must be received by the handling office of the administrator of the shareholder register on or after April 2, 2010. Please see the Note below.).
For example in the case where a shareholder is allotted 2,509 shares, as mentioned in example No.2 of Q2, the shareholder will hold nine shares in addition to 25 unit shares (2,500 shares). The shareholder may request that JX Holdings Inc. sell 91 shares (100 shares minus nine shares), which will, when added to the nine shares, constitute one unit.
Note:

12

The number of days needed for the Request for Purchase of Shares Less Than One Unit or the Request for Sale of Shares Less Than One Unit to be delivered to the handling office of the administrator of the shareholder register
     As the number of days required to deliver the request to the handling office of the administrator of the shareholder register differ among securities companies, please contact the securities company at which you have opened a trade account.
     In addition, the purchase price and the sale price of shares constituting less than one unit will be the closing price on the Tokyo Stock Exchange on the date the Request for Purchase of Shares Less Than One Unit or the Request for Sale of Shares Less Than One Unit is received at the handling office of the administrator of the shareholder register (if no trades take place on that day, the price at which the first trade of shares is executed immediately thereafter will be used).
     Please note that, we cannot accept a Request for Sale of Shares Less Than One Unit if the number of treasury stock available (Nippon Oil Corporation or JX Holdings, Inc.) is less than the number of shares requested.
The handling office of the administrator of the shareholder register:
33-1 Shiba 3-chome, Minato-ku, Tokyo, 105-8574
The head office of The Chuo Mitsui Trust and Banking Company, Limited
[Contact]
8-4 Izumi 2-chome, Suginami-ku, Tokyo, 168-0063
The securities agency division of The Chuo Mitsui Trust and Banking Company, Limited
Phone number: 0120-78-2031 [Office hours: 9:00-17:00 on weekdays]
(back cover)
To our shareholders who have not opened trade accounts for their shares of Nippon Oil Corporation with securities companies.:
     The shares of Nippon Oil Corporation held by shareholders who have not opened trade accounts for their shares of Nippon Oil Corporation with securities companies are administered by

13

the following special account management institution. Therefore, if such shareholders would like to trade the shares such as selling their shares on the market, or pledge the shares as collateral, please consult with the following special account management institution, or securities companies.
Special account management institution:
8-4 Izumi 2-chome, Suginami-ku, Tokyo, 168-0063
The securities agency division of The Chuo Mitsui Trust and Banking Company, Limited
Phone number: 0120-78-2031 [Office hours: 9:00-17:00 on weekdays]
[Please contact us if you have any questions with respect to this document]
3-12, Nishishimbashi 1-chome, Minato-ku, Tokyo 105-8412
Nippon Oil Corporation
Legal & Corporate Affairs Group I
General Administration Dept.
Corporate Management Division II.
TEL: 03-3502-1135

14